Exhibit 10.1

ASSET AND STOCK PURCHASE AGREEMENT

by and among

ELECTRO SWITCH CORP.

and

ESC WORLDWIDE, INC.

and

EMRISE ELECTRONICS CORPORATION

and

EMRISE CORPORATION

Dated March 20, 2009

i

EXHIBITS:

Exhibit 2.3	Form of Assignment and Assumption Agreement
Exhibit 2.9(a)(ii)	Form of Bill of Sale
Exhibit 2.9(a)(iv)	Form of Intellectual Property Assignment
Exhibit 2.9(a)(v)	Form of Domain Name Assignment
Exhibit 2.9(a)(vi)	Form of Transition Services Agreement
Exhibit 2.9(a)(xx)	Forms of Opinions of Seller’s Counsel
Exhibit 2.10	Sample Closing Net Value Calculation

SCHEDULES:

Schedule 1	Financed Equipment
Schedule 2.1(a)	Fixed Assets
Schedule 2.1(b)	Inventory
Schedule 2.1(c)	Other Tangible Personal Property
Schedule 2.1(d)	Advance Payments
Schedule 2.1(g)	Contracts
Schedule 2.1(h)	Intangible Rights
Schedule 2.1(j)	Unfilled Purchase Orders
Schedule 2.1(k)	Governmental Authorizations
Schedule 2.1(m)	Other Assets
Schedule 2.2(k)	Retained Assets
Schedule 2.5(a)	Required Consents
Schedule 2.9(a)(i)(B)	Offsite Assets
Schedule 4.2	Buyer Consents
Schedule 4.5	Buyer Brokers and Finders

Page

Schedule 7.5(b)	Continuing Employees
Schedule 7.12	Accounts Payable

ASSET AND STOCK PURCHASE AGREEMENT

THIS ASSET AND STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of March 20, 2009, by and between Electro Switch Corp., a Delaware corporation (“Buyer”), ESC Worldwide, Inc., a Massachusetts corporation (“Stock Buyer”), EMRISE Electronics Corporation, a New Jersey corporation (“Seller”), and EMRISE Corporation, a Delaware corporation (“Parent”).  Buyer, Stock Buyer, Seller and Parent are referred to collectively as the “Parties,” and each individually as a “Party.”

R E C I T A L S

A.                                   Digitran is a division of Seller, which is in the business (the “Digitran Business”) of developing and manufacturing high reliability electromechanical switch products (the “Products”) serving niche applications in military, commercial aerospace and specialized industrial markets.

B.                                     XCEL Japan Ltd., a corporation organized under the laws of Japan (“XCEL Japan”), a wholly-owned subsidiary of Seller, is in the business (collectively with the Digitran Business, the “Business”) of serving as the sales and distribution entity for the Digitran Business in the Asia Pacific market.

C.                                     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and properties relating to the Digitran Business and in connection therewith Buyer is willing to assume certain specified liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

D.                                    Seller desires to sell, and Stock Buyer desires to purchase, all of the Capital Equity (as defined below) of XCEL Japan (the “XCEL Japan Shares”), for the consideration and on the terms set forth in this Agreement.

E.                                      Parent is the parent of Seller and will derive substantial direct and indirect benefits from the performance of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article I:

“Accounting Firm” shall have the meaning set forth in Section 2.7(b).

“Accounts Receivable” shall have the meaning set forth in Section 3.8.

“Affiliate” means with respect to any particular Person any other Person controlling, controlled by or under common control with such Person.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Applicable Contract” means any Contract relating to the Business (a) under which Seller or XCEL Japan has or may acquire any rights, (b) under which Seller or XCEL Japan has or may become subject to any obligation or liability, or (c) by which Seller, XCEL Japan or any of the Purchased Assets is or may become bound.

“AQMD” means the South Coast Air Quality Management District.

“Arbitrator” shall have the meaning set forth in Section 6.1(d).

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Benefit Plan” shall have the meaning set forth in Section 3.13(a).

“Bill of Sale” shall have the meaning set forth in Section 2.9(a)(ii).

“Business” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of California are authorized or required to close.

“Business Financial Statements” shall have the meaning set forth in Section 3.4(b).

“Business Leases” shall have the meaning set forth in Section 3.6(c).

“Business Leased Real Property” shall have the meaning set forth in Section 3.6(c).

“Business Real Property Permits” shall have the meaning set forth in Section 3.6(e).

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyers” means Buyer and Stock Buyer.

“Capital Equity” means any and all shares, interests, participations or other equivalents (however designated) of equity of a corporation, and any and all ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests and beneficial interests, and any and all warrants, options or other rights to purchase any of the foregoing.

“Claim Date” shall have the meaning set forth in Section 5.4.

“Closing” shall have the meaning set forth in Section 2.8.

“Closing Accounts Payable” shall have the meaning set forth in Section 7.12.

“Closing Cash Consideration” shall have the meaning set forth in Section 2.7.

“Closing Date” means the date and time as of which the Closing actually takes place.

“Closing Net Asset Value” shall equal the sum of the following items on the balance sheet of the Digitran Business as of the Closing Date calculated in accordance with GAAP: (a) accounts receivable of the Digitran Business plus (b) inventory of the Digitran Business plus (c) other current assets plus (d) other intangibles (net) plus (e) property, plant and equipment (net) plus (f) other assets.

“Closing Net Book Value” shall equal (a) total assets of XCEL Japan minus (b) total liabilities of XCEL Japan as of the Closing Date calculated in accordance with GAAP.

“Closing Net Value” shall have the meaning set forth in Section 2.10(a).

“Closing Statement” shall have the meaning set forth in Section 2.10(a).

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Improvements” shall have the meaning set forth in Section 3.6(g).

“Consent” means any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” means all of the transactions contemplated by this Agreement, including:

(a)                                  the sale of the Purchased Assets by Seller to Buyer;

(b)                                 the sale of the XCEL Japan Shares by Seller to Stock Buyer;

(c)                                  the execution, delivery, and performance of the Transaction Documents;

(d)                                 the performance by Buyers, Parent and Seller of their respective covenants and obligations under the Transaction Documents;

(e)                                  Buyer’s acquisition and ownership of the Purchased Assets; and

(f)                                    Stock Buyer’s acquisition and ownership of the XCEL Japan Shares.

“Continued Employees” shall have the meaning set forth in Section 7.5(b).

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Copyrights” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Customer” shall have the meaning set forth in Section 2.1(i).

“Damages” shall have the meaning set forth in Section 5.2.

“Deductible” shall have the meaning set forth in Section 5.5.

“Deferred Cash Consideration” shall have the meaning set forth in Section 2.7(b)(i).

“Digitran Balance Sheet” shall have the meaning set forth in Section 3.4(a).

 “Digitran Business” shall have the meaning set forth in the recitals of this Agreement.

“Digitran Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Digitran Interim Financial Statements” shall have the meaning set forth in Section 3.4(a).

“Digitran, Ltd.” means Digitran Ltd., a corporation organized under the laws of the United Kingdom.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyers concurrently with the execution and delivery of this Agreement.

“Domain Name Assignment” shall have the meaning set forth in Section 2.9(a)(v).

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or material restriction of any kind, including any material restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” means any cost, damages, expense (including reasonable attorneys fees), liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)                                  any environmental, health, or safety matters or conditions (including, but not limited to, on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

(b)                                 fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

(c)                                  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended (“CERCLA”).

“Environmental Law” means any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees, Governmental Bodies, and the public of intended or actual Release or Threat of Release of pollutants or Hazardous Materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the Release of Hazardous Materials into the Environment;

(c)                                  reducing the quantities, preventing the Release, or minimizing the hazardous characteristics of Hazardous Materials;

(d)                                 assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting the Environment, natural resources, species, or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of Hazardous Materials;

(g)                                 cleaning up pollutants that have been Released, preventing the Threat of Release, or paying the costs of such Cleanup or prevention; or

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” means, with respect to Seller and XCEL Japan, any other person that, together with Seller or XCEL Japan, would be treated as a single employer under IRC § 414.

“Facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by Seller or XCEL Japan relating to the Business and any buildings, structures, or equipment (including motor vehicles) currently or formerly owned or operated by Seller or XCEL Japan relating to the Business.

“Financed Equipment Amount” means the total amount owed by Seller for the equipment loans and leases set forth on Schedule 1 attached hereto.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any:

(a)                                  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)                                 federal, state, local, municipal, foreign, or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any governmental agency, commission, branch, department, official, or entity and any court or other tribunal);

(d)                                 multinational organization or body; or

(e)                                  body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, investigative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, disposal, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons, or property or the Environment on or off the Facilities, or that may affect the value of the Facilities or Seller.

“Hazardous Materials” means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, harmful, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Indemnified Persons” shall have the meaning set forth in Section 5.2.

“Intellectual Property Assets” includes:

(a)                                  the names “Digitran” and “XCEL Japan,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”);

(b)                                 all patents, patent applications, patent rights and inventions and discoveries that may be patentable (collectively, “Patents”) used by Seller or XCEL Japan in any manner in the Business or otherwise necessary to the design, manufacture, sale or distribution of the Products;

(c)                                  all copyrights in both published works and unpublished works and all copyright registrations and applications and all derivatives, translations, adaptations and combinations used by Seller in the Business (collectively, “Copyrights”);

(d)                                 all rights in mask works (collectively, “Rights in Mask Works”); and

(e)                                  all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blueprints used by Seller in the Business and all material knowledge and experience necessary for the operation of the Business and the practical application of all technology and state of the art industrial techniques necessary for the manufacture of the Products (collectively, “Trade Secrets”) owned, used, or licensed by Seller as licensee or licensor.

(f)                                    all goodwill, franchise, licenses, permits, consents, and approvals and claims of infringement against third parties owned or used by Seller in any manner in the Business or otherwise necessary for the design, manufacture, sale or distribution of the Products;

(g)                                 all engineering and other specifications, flow charts, system documentation or procedures, statements of principals of operation, schematics and other technical documentation used by Seller in the Business or otherwise necessary for the design, manufacture, marketing, sale or distribution of the Products (“Technical Documentation”);

(h)                                 all written agreements with Seller’s past and present employees of the Business which assign the inventions, discoveries, improvements and ideas to Seller and the inventions, improvements and ideas related documents and work of authorship referred to in such agreements;

(i)                                     all nondisclosure contracts and/or confidentiality agreements entered into between Seller and Persons in connection with disclosure by Seller relating to the Products, the Intellectual Property Assets or the Business.

“Intellectual Property Assignment” shall have the meaning set forth in Section 2.9(a)(iv).

“Interim Business Balance Sheets” shall have the meaning set forth in Section 3.4(b).

“Interim Business Financial Statements” shall have the meaning set forth in Section 3.4(b).

“IRC” means the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“ITAR” shall have the meaning set forth in Section 3.27.

“Knowledge” means an individual will be deemed to have “Knowledge” of a particular fact or other matter if:

(a)                                  such individual is actually aware of such fact or other matter; or

(b)                                 a prudent individual reasonably would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Lease Assignment” shall have the meaning set forth in Section 2.9(a)(vi).

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Marks” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

“Net Sales” means gross sales of the Business for fiscal year 2009 less returns and allowances calculated in accordance with GAAP and the principles, policies and practices that were used in preparing the Business Financial Statements.

“Net Sales Target” means $9,113,493; provided, however, that such amount shall be reduced by $297,000 if the Distribution Agreement between the Digitran Business and XPS is terminated prior to the end of fiscal year 2009 for any reason other than (i) the termination of such relationship by Buyer due to breach by XPS of any of its obligations under the Distribution Agreement or (ii) the termination of such Distribution Agreement by XPS.

“Nonassignable Items” shall have the meaning set forth in Section 2.5(b).

“Notice of Disagreement” shall have the meaning set forth in Section 2.10(a).

“Occupational Safety and Health Law” means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Offsite Assets” shall have the meaning set forth in Section 2.9(a)(i)(B).

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” means an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)                                  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

(b)                                 such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the operating agreement and the certificate of formation of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Owner” shall have the meaning set forth in the definition of Subsidiary.

“Parent” means EMRISE Corporation, a Delaware corporation and the parent of Seller.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patents” shall have the meaning set forth in the definition of Intellectual Property Assets.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Potential AQMD Permit Liability” means any Liabilities of Seller related to failure to obtain a permit for the painting station used in the Digitran Business from the AQMD.

“Potential BKK Environmental Liability” means any Liabilities of Seller related to disposal of waste at the BKK Corporation Class I landfill.

“Potential Clean Room Liability” means any Liabilities of Seller related to (i) failure to obtain a permit and/or landlord consent for build out of the clean room in the Facility at 9654 Hermosa Avenue, Rancho Cucamonga, California, and/or (ii) at the termination of the lease for such Facility, the removal of such clean room such that it is returned to its condition at the commencement of the lease.

“Potential Rent Dispute Liability” means any Liabilities of Seller for payment of additional rent for the XCEL Japan Facilities relating to periods prior to the Closing based upon the outcome of the ongoing rent dispute with the landlord relating to the XCEL Japan Facilities.

“Potential Sierra Circuits Liability” means any Liabilities of Seller related to penalties imposed for failure to purchase minimum quantities of printed circuit boards pursuant to

Section 6 of that certain Supply Agreement by and between Seller and Sierra Circuits, Inc. dated July 24, 2008.

“Potential XCEL Japan Asbestos Liability” means any Liabilities of Seller related to asbestos contamination at the XCEL Japan Facilities.

“Pre-Closing Straddle Period Taxes” shall have the meaning set forth in the definition of Pre-Closing Taxes.

“Pre-Closing Taxes” means:

(i)                                     with respect to Taxes (other than those addressed in Section 6.2 (Transfer Taxes)) imposed upon XCEL Japan, or for which XCEL Japan is liable, with respect to taxable periods ending prior to or on the Closing Date, all Taxes due for such taxable period (regardless of whether such Taxes are due and payable at Closing); and

(ii)                                  with respect to Taxes (other than those addressed in Section 6.2 (Transfer Taxes)) imposed upon XCEL Japan, or for which XCEL Japan is liable, with respect to taxable periods beginning before and ending after the Closing Date (each, a “Straddle Period”), the portion of any such Taxes that is allocable to the portion of the Straddle Period ending on the Closing Date (such Taxes, the “Pre-Closing Straddle Period Taxes”), determined in accordance with the following:

(A)                              In the case of Taxes that are either (x) based upon or related to income, receipts or shareholders’ equity or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible) (regardless of whether such transaction occur before or after the Closing Date), Pre-Closing Period Straddle Taxes shall be deemed equal to the amount that would be payable if the Tax year ended on the Closing Date.  For purposes of this clause (A), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the entire amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(B)                                In the case of Taxes (other than those described in Clause (A) above) imposed on a periodic basis with respect to Seller or otherwise measured by the level of any item, Pre-Closing Straddle Period Taxes shall be deemed to equal (x) the aggregate amount of such Taxes for the entire Straddle Period (or, in the case of Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by (y) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Products” shall have the meaning set forth in the recitals of this Agreement, and shall include the underlying technologies, designed, sold or distributed by Seller in connection with the Digitran Business and XCEL Japan, including, without limitation, any such technology in development.

“Proprietary Rights Agreement” shall have the meaning set forth in Section 3.20(b).

“Prorated Rent Amount” means $4,213.07.

“Purchase Price” shall have the meaning set forth in Section 2.7.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Rancho Cucamonga Lease” shall have the meaning set forth in Section 2.1(g).

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, disposing, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Remaining Accounts Payable” shall have the meaning set forth in Section 7.12.

“Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Restricted Period” shall have the meaning set forth in Section 7.3(a).

“Restricted Territory” shall have the meaning set forth in Section 7.3(b).

“Retained Assets” shall have the meaning set forth in Section 2.2.

“Retained Liabilities” shall have the meaning set forth in Section 2.4.

“Rights in Mask Works” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Straddle Period” shall have the meaning set forth in the definition of Pre-Closing Taxes.

“Stock Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Subsidiary” means with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Target Net Value” shall mean $2,990,537.

“Tax” means any tax (including any income tax, excise tax, capital gains tax, value-added tax, sales tax, property tax, franchise tax, gross receipts tax, license tax, payroll tax, employment tax, severance tax, stamp tax, occupation tax, premium tax, windfall profits tax, environmental tax, capital stock tax, profits, withholding tax, social security tax (or similar), unemployment, disability, real property, personal property, transfer, registration, alternative, or add on minimum or estimated tax, assessment, charge, levy, and all other taxes and similar assessments, customs duties, charges and fees of any kind whatsoever and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment,  collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Technical Documentation” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Threat of Release” means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” means a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Trade Secrets” shall have the meaning set forth in the definition of Intellectual Property Assets.

“Transaction Costs” shall have the meaning set forth in Section 3.25.

“Transaction Documents” means this Agreement, the Assignment Assumption Agreement, the Bill of Sale, the Intellectual Property Assignment, the Domain Name Assignment, the Transition Services Agreement, the Lease Assignment, and all other agreements, documents and instruments executed and delivered or to be executed and delivered in connection with the execution and delivery of this Agreement and the consummation of the Contemplated Transactions.

“Transfer Taxes” shall have the meaning set forth in Section 6.2.

“WARN Act” shall have the meaning set forth in Section 3.21(b).

“XCEL Japan” shall have the meaning set forth in the recitals of this Agreement.

“XCEL Japan Balance Sheet” shall have the meaning set forth in Section 3.4(b).

“XCEL Japan Financial Statements” shall have the meaning set forth in Section 3.4(b).

“XCEL Japan Interim Financial Statements” shall have the meaning set forth in Section 3.4(b).

“XCEL Japan Shares” shall have the meaning set forth in the recitals of this Agreement.

“XPS” shall have the meaning set forth in Section 7.3(a)(i).

ARTICLE II

SALE AND PURCHASE TRANSACTIONS; CLOSING

2.1                                 Sale and Purchase of the Digitran Assets.  At the Closing, Seller and Parent shall sell and transfer to Buyer, and Buyer shall purchase from Seller and Parent, free and clear of all Encumbrances, all of Seller’s and Parent’s assets, properties and business as a going concern relating to the Digitran Business of every kind, nature and description, wherever located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not having any value for accounting purposes or carried or reflected on or specifically referred to in its books or financial statements, except those assets specifically excluded pursuant to Section 2.2.  The properties, business, goodwill and assets of Seller and Parent relating to the Digitran Business to be sold and transferred to Buyer hereunder (collectively, the “Purchased Assets”) shall include the following:

(a)                                  all of Seller’s machinery, equipment, components, parts, tooling, dies, jigs, spare parts, supplies and materials relating to the Digitran Business wherever located, including the items specifically set forth on Schedule 2.1(a);

(b)                                 all of Seller’s inventories of raw materials, work-in-process, parts, subassemblies and finished goods relating to the Digitran Business, and all packaging and all other materials and supplies to be used or consumed by Seller relating to the Digitran Business in the production of finished goods, wherever located and whether or not obsolete or carried on Seller’s books of account, including the items set forth on Schedule 2.1(b);

(c)                                  all of Seller’s other tangible personal property relating to the Digitran Business, including office furniture, office equipment and supplies, leasehold improvements, vehicles, computers and all related equipment, and telephones and all related equipment, including the items set forth on Schedule 2.1(c);

(d)                                 all of Seller’s advance payments, rental deposits, prepaid items, surety accounts and other similar assets, claims, deferred charges, credits and claims for refund relating to the Digitran Business, including the items set forth on Schedule 2.1(d), but excluding such items as are associated primarily with Retained Liabilities;

(e)                                  all notes and billed and unbilled accounts receivable and other rights to payments from customers of the Digitran Business, including trade accounts receivable from goods shipped, products sold or services rendered, vendor credits, and the full benefit to all security for such accounts or rights to payment, a listing of which is set forth on Schedule 2.1(e);

(f)                                    all of Seller’s books, records, manuals, documents, and books of account relating to the Digitran Business, whether inscribed on tangible medium or stored in electronic or other medium, including sales and credit reports, client, customer and supplier lists, literature, brochures, advertising material, maintenance records, service and warranty records, referral sources, research and development records, production records, equipment logs, operating guides and manuals, financial and accounting records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents, all rights to receive and retain mail and other communications relating to the Digitran Business, and, subject to Legal Requirements, copies of all personnel records;

(g)                                 all of Seller’s rights under the lease for its Facility at 9654 Hermosa Avenue, Rancho Cucamonga, California (the “Rancho Cucamonga Lease”), and all other Contracts identified on Schedule 2.1(g);

(h)                                 all of Seller’s and Parent’s intangible rights and property relating to the Digitran Business, including goodwill and rights in and to the name “Digitran,” any Product names, and in any other trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property Assets, and all research related to the Digitran Business conducted by Seller or Parent, all development facilities and inventions and work-in-process a part thereof, all rights to Seller’s and Parent’s software, telephone numbers, facsimile numbers, Internet sites, Internet addresses (excluding email addresses)

and domain names thereof and other listings related to the Digitran Business, including the items identified on Schedule 2.1(h);

(i)                                     all information, data, lists and documents related to all Persons to whom or to which Seller has sold or otherwise furnished Products, directly or indirectly, at any time (“Customer” or “Customers”) including related information as to the unit and dollar volume of such sales, the type of Products so sold or furnished, the method of distribution and other relevant marketing and product information for each Customer;

(j)                                     all unfilled purchase and sale orders relating to the Digitran Business set forth on Schedule 2.1(j);

(k)                                  to the extent permitted by Legal Requirements, all Governmental Authorizations relating to the Digitran Business, and all pending applications for issuance or renewal thereof, including the items identified on Schedule 2.1(k);

(l)                                     all of Seller’s rights to the Digitran Business, to the extent not described above, all assets that are employed by Seller solely in connection with the Digitran Business, and all of the assets to be reflected on the Closing Statement;

(m)                               the other assets, properties, rights, titles and interests specifically listed on Schedule 2.1(m); and

(n)                                 all of Seller’s claims, causes of action and judgments, all express and implied warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature and all existing and inchoate claims, rights and remedies related to any of the foregoing relating to the Digitran Business.

2.2                                 Retained Assets.  Seller shall retain and the Purchased Assets shall not include the following assets relating to the Digitran Business (collectively, the “Retained Assets”):

(a)                                  the consideration to be delivered to Seller pursuant to, and all other rights under, this Agreement and the other Transaction Documents;

(b)                                 Seller’s other rights hereunder;

(c)                                  Seller’s minute book, stock records and seal;

(d)                                 any right to receive mail and other communications addressed to Seller relating to the Retained Assets and Retained Liabilities;

(e)                                  all of Seller’s cash, cash in banks, cash equivalents, bank and mutual fund accounts and lockboxes (other than post-Closing payments sent to such lockboxes in payment of the Accounts Receivable);

(f)                                    all Tax Returns of Seller;

(g)                                 all email addresses of Seller and its Affiliates;

(h)                                 all personnel records that Seller is required by law to retain in its possession;

(i)                                     all claims for refund of Taxes and other governmental charges of whatever nature;

(j)                                     all rights in connection with and assets of any Benefit Plan;

(k)                                  subject to Section 7.11, Digitran, Ltd. (only to the extent necessary to maintain its corporate charter), and

(l)                                     the assets specifically listed on Schedule 2.2(l).

2.3                                 Assumption of Liabilities.  Buyer shall assume, pay, and perform in accordance with their terms or otherwise satisfy, after the Closing Date, only the following liabilities (collectively, the “Assumed Liabilities”):

(a)                                  at the Closing, Buyer shall, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit 2.3 attached hereto (the “Assignment and Assumption Agreement”), assume and agree to perform, defend, pay or discharge, when due, all of the obligations after the date of this Agreement assumed by Buyer pursuant to the Contracts sold to Buyer under Section 2.1, including any future change in terms of such Contracts of which Buyer is informed prior to the Closing; provided, however, that in no event shall Buyer assume any portion of the Potential Sierra Circuits Liability; and

(b)                                 after the Closing, Buyer shall perform all warranty service related to Products sold by Seller prior to Closing; provided, however, that Seller shall reimburse Buyer for any direct labor, materials, freight and out-of-pocket costs and expenses incurred by Buyer in excess of $37,500 for providing such warranty service.

2.4                                 Retained Liabilities.  Notwithstanding anything contained in this Agreement to the contrary and regardless of whether such Liability is disclosed herein or on any schedule or exhibit hereto, except for the Assumed Liabilities, Buyer will not assume or be liable for any liabilities of Seller or any other Person, regardless of whether relating to the Digitran Business or the Purchased Assets, and in each case, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due (collectively, the “Retained Liabilities”). Seller shall retain and shall be responsible for paying and satisfying the Retained Liabilities including, but not limited to, the following:

(a)                                  all Liabilities arising out of the Contracts to be transferred to Buyer as set forth in Section 2.1(g) which are not assigned to the Buyer because necessary consents to such assignment have not been obtained; provided, however, that Buyer shall be responsible for paying and satisfying all such Liabilities to the extent that Buyer has received the benefit of such Contracts notwithstanding such lack of assignment;

(b)                                 any Liability of Seller arising out of a breach of its obligations under this Agreement;

(c)                                  subject to Section 2.3(b), any Liabilities in connection with or relating to actions, suits, judgments, litigation, assessments, proceedings, investigations or claims relating to periods and arising out of events occurring prior to the Closing Date;

(d)                                 all Liabilities which are (i) related to the operation of the Digitran Business by Seller prior to the Closing or (ii) accrued in accordance with GAAP prior to the Closing with respect to (x) the Contracts or (y) an occurrence related to the Digitran Business which occurred prior to the Closing;

(e)                                  all Liabilities of Seller arising out of or in connection with employment related claims for benefits of any kind by the employees of the Digitran Business arising out of any occurrence prior to the Closing including, but not limited to, (i) any earned account, vacation, holiday pay or any other fringe benefits provided by Seller to such employees, (ii) any health, disability, bonuses, compensation or life insurance coverage or medical benefits provided by Seller to such employees, (iii) any severance pay or other termination benefits due from Seller to such employees and (iv) obligations of Seller set forth in Section 7.5;

(f)                                    any Liabilities caused by any Product shipped by Seller or XCEL Japan in the operation of  the Digitran Business prior to the Closing, including, but not limited to, Liabilities for death, bodily injury or property damage, and any Liability for recalls of any Products produced, sold or distributed prior to the Closing;

(g)                                 all Liabilities of any unfunded vested benefit liability to any Multi-Employer Pension Plan to which Seller made contributions;

(h)                                 any Liability related to any Benefit Plan of Seller;

(i)                                     any Liability arising out of the failure to comply with any applicable bulk transfer law;

(j)                                     any Environmental Health and Safety Liabilities related to the operation of the Digitran Business by Seller prior to the Closing;

(k)                                  the Potential AQMD Permit Liability;

(l)                                     the Potential Sierra Circuits Liability;

(m)                               the Potential Clean Room Liability;

(n)                                 the Potential BKK Environmental Liability; and

(o)                                 all other Liabilities of Seller relating to the Digitran Business not included in the Assumed Liabilities.

2.5                                 Assignability and Consents.

(a)                                  Required Consents.  Schedule 2.5(a) sets forth a list of all Purchased Assets, including Contracts and Governmental Authorizations, which are non-assignable or non-transferable or cannot be subleased to Buyer without the consent of some other Person.  Seller has taken or caused to be taken by others, all commercially reasonable actions to (i) obtain or satisfy all Consents from any Persons necessary to authorize, approve or permit the full and complete sale, conveyance, assignment, sublease or transfer of the Purchased Assets, (ii) ensure that any Contracts assigned to Buyer, as contemplated by this Agreement, are assigned on the same terms as are disclosed on the Schedules to this Agreement, and (iii) consummate and make effective the Contemplated Transactions.  In addition, Seller agrees to take, or cause to be taken, all commercially reasonable actions to continue such efforts as may be required after the Closing Date to facilitate the full and expeditious assignment, transfer of legal title, or sublease, as the case may be, of the Purchased Assets.

(b)                                 Nonassignable Items.  Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, convey, assign, sublease or transfer any Purchased Assets, including Contracts and Governmental Authorizations, if an attempted sale, conveyance, assignment, sublease or transfer thereof, without the consent of another Person, would constitute a breach of, or in any way affect the rights of either Seller or Buyer with respect to, such Purchased Assets (collectively, the “Nonassignable Items”). Seller shall use its commercially reasonable efforts (and Buyer shall cooperate in all reasonable respects with Seller) to obtain and satisfy all Consents and to resolve all impracticalities of sale, conveyance, assignment, sublease or transfer necessary to convey to Buyer all Nonassignable Items. If any such Consents are not obtained and satisfied or if an attempted sale, conveyance, assignment, sublease or transfer would be ineffective, Seller and its Affiliates shall enter into such arrangements (including related written agreements) as Buyer may reasonably request to provide Buyer with the benefit of the Nonassignable Items.

2.6                                 Sale and Purchase of XCEL Japan Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the XCEL Japan Shares to Stock Buyer, and Stock Buyer will purchase the XCEL Japan Shares from Seller.

2.7                                 Purchase Price.  Subject to Section 2.10, the purchase price (the “Purchase Price”) for the XCEL Japan Shares and Purchased Assets will be payable at or after the Closing, as the case may be, and in the manner as further described below:

(a)                                  Cash at Closing.  At the Closing, Buyer will pay to Seller by wire transfer in immediately available funds an amount equal to the sum of (i) $11,500,000 (the portion of such sum as is attributable to the price of the XCEL Japan Shares having been provided to Buyer from Stock Buyer) plus (ii) the Financed Equipment Amount (collectively, the “Closing Cash Consideration”) plus (iii) the Prorated Rent Amount minus (iv) the aggregate amount of the Closing Accounts Payable.

(b)                                 Deferred Purchase Price.

(i)                                     If Net Sales for fiscal year 2009 (which is the calendar year) exceed $6,835,120, Buyer shall pay to Seller, in accordance with the procedures set forth in Section 2.7(b)(ii), an amount in cash (the “Deferred Cash Consideration”) equal to the product of $500,000 multiplied by a fraction, the numerator of which is Net Sales for fiscal year 2009 and the denominator of which is the Net Sales Target; provided, however, that the amount of the Deferred Cash Consideration shall not exceed $500,000.

(ii)                                  Within forty-five (45) days after December 31, 2009, Buyer shall deliver to Seller a written statement (the “Payment Statement”), including supporting documentation, setting forth the amount of Net Sales for fiscal year 2009.  The Payment Statement shall become final and binding upon Buyers and Seller on the 15th day following delivery thereof, unless Seller gives notice of disagreement with the Payment Statement (a “Dispute Notice”) to Buyer prior to such date.  Any Dispute Notice shall specify in reasonable detail the nature of any disagreement so asserted.  If a Dispute Notice is received by Buyer in a timely manner, then the Payment Statement shall become final and binding upon Buyers and Seller on the earlier of (i) the date Buyer and Seller resolve in writing any differences they have with respect to the matters specified in the Dispute Notice and (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period (the “Resolution Period”) following the delivery of a Dispute Notice, Buyer and Seller shall use their commercially reasonable efforts and seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Dispute Notice.  At the end of the Resolution Period, Buyer and Seller shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.7(b), only matters that remain in dispute and were properly included in the Notice of Disagreement in accordance with this Section 2.7(b) and any claim of calculation-related errors.  The Accounting Firm shall be RSM McGladrey (which the parties represent has not provided services to any of them or their respective subsidiaries during the past three years) or, if such firm is unable or unwilling to act, such other independent public accounting firm as shall be agreed upon by Buyer and Seller in writing.  Buyer and Seller shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of their delivery of such submission.  The Accounting Firm shall determine Net Sales for fiscal year 2009 pursuant to this Section 2.7(b) in accordance with GAAP and the principles, policies and practices that were used in preparing the Business Financial Statements; provided, however, that no adjustment shall be made by the Accounting Firm in favor of Seller with respect to any item that was not included in Seller’s Dispute Notice.  The Accounting Firm’s decision shall be based solely on written submissions by Buyer and Seller and their respective representatives and by reference to the terms of this

Agreement.  Seller and Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information related to the disputed matters as the Accounting Firm may request and are reasonably available to Seller, Buyer or their respective agents.  The Accounting Firm shall address only those items in dispute and calculation-related errors.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  Within three (3) Business Days of the Payment Statement becoming final and binding, Buyer shall pay to Seller the Deferred Cash Consideration.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.7(b) shall be borne equally by Buyer and Seller.

2.8                                 Closing.  The purchase and sale (the “Closing”) provided for in this Agreement will take place upon execution and delivery of this Agreement by both parties.

2.9                                 Closing Obligations.  At the Closing:

(a)                                  Seller will deliver, or cause to be delivered, as applicable, to Buyer (or the Stock Buyer, as the case may be):

(i)                                     Physical possession and/or control of the Purchased Assets in accordance with the following:

(A)                              all Purchased Assets which are tangible personal property and located at Seller’s Facility shall be turned over to the Buyer; and

(B)                                for all Purchased Assets located at or with a supplier or outside manufacturer (collectively, the “Offsite Assets”), a listing of which is attached hereto as Schedule 2.9(a)(i)(B), Seller will take all steps required to place Buyer in control of such Offsite Assets at Closing, including delivering at or prior to the Closing a listing of all such Offsite Assets;

(ii)                                  a bill of sale transferring the Purchased Assets to Buyer, free and clear of any and all Encumbrances whatsoever in the form of Exhibit 2.9(a)(ii) (the “Bill of Sale”), executed by Seller;

(iii)                               the Assignment and Assumption Agreement, executed by Seller;

(iv)                              an Intellectual Property Assignment in the form of Exhibit 2.9(a)(iv) (the “Intellectual Property Assignment”), executed by Seller and Parent, as applicable;

(v)                                 a Domain Name Assignment in the form of Exhibit 2.9(a)(v) (the “Domain Name Assignment”), executed by Seller and Parent, as applicable;

(vi)                              a Transition Services Agreement in the form of Exhibit 2.9(a)(vi) (the “Transition Services Agreement”), executed by Seller;

(vii)                           copies of all Consents to the transfer, assignment or sublease to Buyer of each Purchased Asset, including Contracts and Governmental Authorizations that require such Consent;

(viii)                        an assignment and assumption agreement relating the Rancho Cucamonga Lease (the “Lease Assignment”), executed by Seller with written consent of the landlord;

(ix)                                a request for entry in shareholders’ register, executed by Seller and addressed to XCEL Japan, that XCEL Japan effect an entry in its shareholders’ register with respect to the acquisition due to transfer to Stock Buyer, in form approved by Buyers’ counsel prior to Closing;

(x)                                   the resignations, dated as of the Closing Date, of (A) Carmine T. Oliva as a director of XCEL Japan and (B) Gallant Thein as the statutory auditor of XCEL Japan, and such director and statutory auditor shall represent that they have no claims against XCEL Japan;

(xi)                                a duly executed acceptance of directors and statutory auditor of XCEL Japan and duly executed resolutions of the board of directors of XCEL Japan appointing new representative directors in form submitted by Buyers’ counsel;

(xii)                             evidence (in the form and substance reasonably satisfactory to Buyer) of termination of all agreements regarding voting, transfer, restrictions or Encumbrances on the XCEL Japan Shares, rights of repurchase or other arrangements related to the XCEL Japan Shares that are in effect prior to Closing;

(xiii)                          duly executed satisfactions, termination statements and/or releases, to the extent required, to release any existing liens, claims or encumbrances;

(xiv)                         evidence (in the form and substance reasonably satisfactory to Buyer) that Seller’s investment bankers, attorneys and/or other advisors and any other similar agents or Representatives have been paid in full prior to the Closing and/or that Seller has no liability to any such parties for Transaction  Costs;

(xv)                            evidence (in the form and substance reasonably satisfactory to Buyer) that the equipment loans and leases set forth on Schedule 1 have been paid in full;

(xvi)                         evidence (in the form and substance reasonably satisfactory to Buyer) that all intercompany accounts between the Digitran Business or XCEL Japan, on the one hand, and Parent or any Subsidiary of Parent, on the other hand, have been settled, except for intercompany accounts between the Digitran Business and XCEL Japan;

(xvii)                      certificates of Seller’s legal existence and corporate and tax good standing from the State of New Jersey and the State of California and from such other jurisdictions where Seller’s activities require qualification as a foreign corporation in connection with the operation of the Digitran Business;

(xviii)                   a secretary or clerk’s certificate of Seller dated as of the date of the Closing certifying as to the incumbency and signature of any officer of Seller executing any document being delivered to Buyer in connection with the transactions contemplated by this Agreement and attached to such certificate shall be certified copies of the resolutions of the Board of Directors of Seller and Parent, authorizing the execution and delivery of this Agreement and the transactions contemplated hereby.

(xix)                           such tax waivers from such jurisdictions as are customary for a transaction of this type;

(xx)                              opinions from Seller’s counsel (both United States and Japan counsel) in the forms set forth on Exhibit 2.9(a)(xx) attached hereto;

(xxi)                           such other deeds, bills of sale, endorsements, assignments, affidavits and other good and sufficient instruments of sale, assignment, conveyance and transfer including, without limitation, instruments necessary for the transfer of any vehicles included in the Purchased Assets in form and substance reasonably satisfactory to Buyer and its counsel, as are required to effectively vest in Buyer good and marketable title in and to all of the Purchased Assets, free and clear of any and all Encumbrances;

(xxii)                        the true and complete original corporate records and business and financial records, employment records and agreements of XCEL Japan and all regulatory approvals, consents and authorizations issued to XCEL Japan and all documents related to XCEL Japan’s corporate structure and business;

(xxiii)                     a side letter agreement by and between Parent’s senior lender and Buyer relating to access to Accounts Receivable in the lockboxes;

(xxiv)                    copies of all documents (in form approved by Buyers’ counsel) filed by XCEL Japan with the Legal Affairs Bureau relating to the conversion of XCEL Japan to a “Non-Share Certificate Issuing Company” and a receipt from the Legal Affairs Bureau acknowledging that it has received  these documents for filing; and

(xxv)                       an affidavit of lost certificate with respect to the XCEL Japan Shares which provides indemnification to Buyer; and

(xxvi)                    a certified true copy of commercial register and certificates of tax payment (“nozei-shomeisho”) regarding XCEL Japan.

(b)                                 Buyer will deliver to Seller:

(i)                                     the Closing Cash Consideration (including the portion provided by Stock Buyer) by wire transfer at the account specified in writing to Buyer;

(ii)                                  the Assignment and Assumption Agreement, executed by Buyer;

(iii)                               the Intellectual Property Assignment, executed by Buyer;

(iv)                              the Domain Name Assignment, executed by Buyer;

(v)                                 the Transition Services Agreement, executed by Buyer; and

(vi)                              the Lease Assignment, executed by Buyer.

2.10                           Purchase Price Adjustment.  The Purchase Price shall be adjusted after the Closing as follows:

(a)                                  Closing Statement.  Within forty-five (45) days after the Closing Date, Seller shall deliver to Buyers a statement (the “Closing Statement”) setting forth (i) the Closing Net Asset Value, (ii) the Closing Net Book Value, and (iii) the sum of the Closing Net Asset Value and the Closing Net Book Value (the “Closing Net Value”).  For illustration purposes only, a computation of the Closing Net Book Value utilizing the figures from the Interim Business Balance Sheets is attached hereto as Exhibit 2.10.  The Closing Statement shall become final and binding upon Buyers and Seller on the 15th day following delivery thereof, unless Buyer gives notice of disagreement with the Closing Statement (a “Notice of Disagreement”) to Seller prior to such date.  Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include disagreements based on mathematical errors or based on the Closing Net Asset Value or Closing Net Book Value not being calculated pursuant to this Section 2.10, which requires that the calculations be in accordance with GAAP.  If a Notice of Disagreement is received by Seller in a timely manner, then the Closing Statement (as revised in accordance with this sentence) shall become final and binding upon Buyers and Seller on the earlier of (A) the date Buyers and Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm.  During the 30-day period following the delivery of a Notice of Disagreement, Buyers and Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  At the end of such 30-day period, Buyers and Seller shall submit to the Accounting Firm for arbitration, in accordance with the standards set forth in this Section 2.10, only matters that remain in dispute and were properly included in the Dispute Notice in accordance with this Section 2.10.  Buyers and Seller shall use their commercially reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The Accounting Firm shall determine the Closing Net Asset Value and the Closing Net Book Value pursuant to this Section 2.10; provided, however, that no adjustment shall be made by the Accounting Firm in favor of Buyers with respect to any item that was not included in Buyer’s Notice of Disagreement.  The Accounting Firm’s decision shall be based solely on written submissions by Buyers and Seller and their respective Representatives and by reference to the terms of this Agreement.  Seller and Buyers shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information related to the disputed matters as the Accounting Firm may request and are reasonably available to Seller, Buyers or their respective agents.  The Accounting Firm shall address only those items in dispute and calculation-related errors.  Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced.  The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.10 shall be borne by Buyers and Seller equally.

(b)                                 Inventory Reserve; Pension Obligation.  Prior to delivery of the Closing Statement, Buyer and Seller shall determine if the inventory reserve of XCEL Japan is adequate assuming a maximum of 18 months on hand at an individual unit level (based on the order activity during the past 18 months immediately prior to the Closing) assuming all current open orders are filled.  If such inventory reserve is not sufficient, Buyer and Seller shall mutually agree upon the amount by which the inventory reserve shall be increased and increase the Target Net Value accordingly.  Prior to delivery of the Closing Statement, the Target Net Value shall be increased to reflect an adjustment to the pension obligation of XCEL Japan to ¥43,015,811, which reflects the agreed upon liability as of the Closing.

(c)                                  Payment of Adjustment.  Within three (3) days following the date that the Closing Statement becomes final and binding upon Buyers and Seller, if the Closing Net Value as set forth in the Closing Statement is less than an amount equal to the Target Net Value, then Seller shall pay to Buyers (in such proportion as directed by the Buyers) an amount equal to the Target Net Value minus the Closing Net Value and the Purchase Price shall be reduced accordingly.  If the Closing Net Value as set forth on the Closing Statement is greater than the Target Net Value, then Buyers shall pay to Seller an amount equal to the Closing Net Value minus the Target Net Value and the Purchase Price shall be increased accordingly.

2.11                           Purchase Price Allocation.  The Purchase Price represents the amount agreed upon by the Parties to be the aggregate value of the Purchased Assets and the XCEL Japan Shares. Promptly after Closing but in no event more than ninety (90) days after the Closing, the Parties shall agree upon the allocation of the Purchase Price among the Purchased Assets and the XCEL Japan Shares. If Buyers and Seller are not able to agree upon the allocation of the Purchase Price among the Purchased Assets and XCEL Japan shares, such allocation shall be made by a valuation firm mutually acceptable to Buyer and Seller. Each of the Parties shall report the purchase and sale of the Purchased Assets, including, without limitation, in all federal, foreign, state, local and other Tax Returns and reports prepared and filed by or for either Seller or

Buyer, including but not limited to their respective Internal Revenue Service Forms 8594, in accordance with the basis of allocation described in this Section 2.11.

2.12                           Buyers’ Representative.  Buyer shall act as the representative for both Buyers in the administration of the provisions of Sections 2.10 and 2.11.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyers as follows:

3.1                                 Organization and Good Standing.  Section 3.1 of the Disclosure Schedule contains a complete and accurate list for each of Seller and XCEL Japan:  its name, its jurisdiction of incorporation, and other jurisdictions in which it is authorized to do business.  Seller is a corporation duly incorporated, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts and to operate the Digitran Business.  XCEL Japan is a corporation duly incorporated under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts.  Each of Seller (solely as it relates to the Digitran Business) and XCEL Japan is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification in which failure to so qualify would have a material adverse effect on the Business.  Each of Seller and XCEL Japan has made available to Buyer copies of its Organizational Documents, as currently in effect.

3.2                                 Authority; No Conflict.

(a)                                  This Agreement and each of the other Transaction Documents to which Seller or XCEL Japan is a party constitutes the legal, valid, and binding obligation of Seller or XCEL Japan, as applicable, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.  Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement has been duly authorized by Seller and Seller and XCEL Japan have taken all action required by law, its respective certificate of incorporation, bylaws or any similar governing instrument or otherwise to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents.

(b)                                 Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Seller or XCEL Japan, or (B) any resolution adopted by the board of directors or the stockholders of Seller or XCEL Japan;

(ii)                                  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to, challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Seller, XCEL Japan or the Purchased Assets may be subject;

(iii)                               contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Seller, XCEL Japan or that otherwise relates to the Business or the Purchased Assets;

(iv)                              contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)                                 result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets.

(c)                                  Except as set forth in Schedule 2.5(a) and Section 3.2(c) of the Disclosure Schedule, neither Seller nor XCEL Japan is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation or performance of any of the Contemplated Transactions.

3.3                                 Capitalization; No Subsidiaries; Stockholder Claims Against XCEL Japan.

(a)                                  Seller is the sole legal, beneficial, equitable and record owner of all of the authorized and issued outstanding Capital Equity of XCEL Japan.  XCEL Japan does not have outstanding any shares of Capital Equity containing any profit participation features, any stock appreciation rights or phantom stock plan.  XCEL Japan is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Capital Equity.  All of the XCEL Japan Shares have been duly authorized and are validly issued, fully paid and nonassessable.  There are no outstanding options, warrants, calls, agreements, subscriptions, understandings, conversion or other rights (including preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements or agreements of any kind for the purchase or acquisition from XCEL Japan for Capital Equity of XCEL Japan or obligating XCEL Japan to issue any additional Capital Equity or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any Capital Equity of XCEL Japan.  XCEL Japan does not own, or have any contract to acquire, any Capital Equity of any other Person or any direct or indirect equity or ownership interest in any other business. The XCEL Japan shares are not subject to any transfer restrictions other than restrictions on transferability generally imposed on securities under the securities laws of the United States and Japan. No third party has any claim or right to any ownership interest in XCEL Japan.

(b)                                 XCEL Japan does not directly or indirectly own any Capital Equity of any other corporation or have any direct or indirect equity or ownership in any business. XCEL Japan is not subject to any obligation or requirement to provide funds or to make any investment in the form of a loan, capital contribution or otherwise in any entity.  Except for XCEL Japan, Seller does not own or have any direct or indirect interest or control over any corporation, partnership, joint venture or entity of any kind that operates a business similar to the Digitran Business or which provides any supplies or manufactures any Product or part thereof for the Digitran Business.

(c)                                  No stockholder of XCEL Japan has any direct or indirect claim against XCEL Japan and XCEL Japan is not directly or indirectly obligated or liable to any stockholder.

(d)                                 Digitran, Ltd. currently conducts no business operations.

3.4                                 Financial Statements.

(a)                                  Seller has delivered to Buyers: (i) the unaudited balance sheets of the Digitran Business for the fiscal quarters ended March 31, 2005 through September 30, 2008, and the related unaudited statements of income for the fiscal quarters then ended (collectively, the “Digitran Financial Statements”), and (ii) an unaudited balance sheet of the Digitran Business as of December 31, 2008 (the “Interim Digitran Balance Sheet”) and the related unaudited statements of income for the twelve months then ended (collectively, the “Interim Digitran Financial Statements”).  Such financial statements fairly present the financial condition and the results of operations of the Digitran Business as of the respective dates of and for the periods referred to in such financial statements.

(b)                                 Seller has delivered to Buyers: (i) the unaudited balance sheets of XCEL Japan for the fiscal quarters ended March 31, 2005 through September 30, 2008, and the related unaudited statements of income for the fiscal quarters then ended (collectively, the “XCEL Japan Financial Statements” and collectively with the Digitran Financial Statements, the “Business Financial Statements”), and (ii) an unaudited balance sheet of XCEL Japan as of December 31, 2008 (the “Interim XCEL Japan Balance Sheet” and collectively with the Digitran Balance Sheet, the “Interim Business Balance Sheets”) and the related unaudited statements of income for the twelve months then ended (collectively, the “Interim XCEL Japan Financial Statements” and collectively with the Digitran Interim Financial Statements, the “Interim Business Financial Statements”).  Except as set forth on Section 3.4(b) of the Disclosure Schedule, such financial statements fairly present the financial condition and the results of operations of XCEL Japan as of the respective dates of and for the periods referred to in such financial statements.

3.5                                 Books and Records.  The books of account and other records of the Business, all of which have been made available to Buyers, are complete and correct and have been maintained in accordance with sound business practices.

3.6                                 Title to Assets; Encumbrances; Leases.

(a)                                  Neither Seller nor XCEL Japan owns any real property.

(b)                                 Except as set forth in Section 3.6(b) of the Disclosure Schedule, Seller has good, marketable title to all of the Purchased Assets and the Purchased Assets are free and clear of all Encumbrances.  XCEL Japan has good, marketable title to all of its assets and such assets are free and clear of all Encumbrances.

(c)                                  Section 3.6(c) of the Disclosure Schedule sets forth a list, which is correct and complete in all material respects, of all of the leases and subleases (the “Business Leases”) and each leased and subleased parcel of real property in which Seller or XCEL Japan is a tenant, subtenant, landlord or sublandlord as of the date of this Agreement relating to the Business (collectively, the “Business Leased Real Property”). Seller or XCEL Japan, as applicable, holds a valid and existing leasehold or subleasehold interest (as applicable) in the Business Leased Real Property under each of the Business Leases listed in Section 3.6(c) of the Disclosure Schedule. Seller has made available to Buyer true, correct and complete copies of each of the Business Leases, including, without limitation, all amendments, modifications, side agreements, consents, subordination agreements and guarantees executed or otherwise in force with respect to any Business Lease. Except as set forth in Section 3.6(c) of the Disclosure Schedule, with respect to each Business Lease: (i) to the Knowledge of Seller, the Business Lease is legal, valid, binding, enforceable and in full force and effect to the extent permitted by applicable Legal Requirements; (ii) neither Seller or XCEL Japan, as applicable, nor, to the Knowledge of Seller, any other party to the Business Lease, is in any material respect in breach or default under the Business Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default in any material respect by Seller or XCEL Japan, as applicable, or permit termination, modification or acceleration under the Business Lease by any other party thereto; (iii) other than the execution of this Agreement by Seller, no event has occurred that would constitute or permit termination, modification or acceleration of the Business Lease or trigger liquidated damages; (iv) Seller or XCEL Japan, as applicable, has performed all of its obligations in all material respects under the Business Lease; (v) Seller or XCEL Japan, as applicable, has not, and, to the Knowledge of Seller, no third party has, repudiated any material provision of the Business Lease; (vi) there are no disputes, oral agreements or forbearance programs in effect as to the Business Lease that would be material to Seller or XCEL Japan; (vii) the Business Lease has not been modified in any respect, except to the extent that such modifications are set forth in the documents previously made available to Buyer and set forth on Section 3.6(c) of the Disclosure Schedule; and (viii) neither Seller nor XCEL Japan has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Business Lease.

(d)                                 All buildings and other improvements included within the Business Leased Real Property (the “Company Improvements”) are, in all material respects, adequate to operate such Facilities as currently used, and, to the Knowledge of Seller, there are no facts or conditions affecting any of Seller Improvements that would, individually or in the aggregate, interfere in any significant respect with the current use, occupancy or operation thereof. With respect to Seller Improvements, Seller or XCEL Japan, as applicable, has all rights of access that are reasonably necessary for the operation of the Business.

(e)                                  All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Business Real Property Permits”) of all Government Bodies having jurisdiction over the Business Leased Real Property, the absence of which would be reasonably likely to cause a material adverse effect to Seller or XCEL Japan, have been lawfully issued to Seller or XCEL Japan, as applicable, to enable the Business Leased Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used and are, as of the date hereof, in full force and effect. Neither Seller nor XCEL Japan has received, or been informed by a third party of the receipt by it of, any notice that would be reasonably likely to cause a material adverse effect to Seller or XCEL Japan from any Government Body having jurisdiction over the Business Leased Real Property threatening a suspension, revocation, modification or cancellation of any Business Leased Real Property Permit or requiring any remediation in connection with maintaining any Business Leased Real Property Permit.

(f)                                    No supplier, outside manufacturer or third party has any rights, title or interest in or to any molds, dies, tooling or similar properties used in the Digitran Business, including, but not limited to, such properties which may be located with a supplier or outside manufacturer.

(g)                                 All of the Purchased Assets are sufficient for the operation of the Digitran Business and are, subject to normal wear and tear and depreciation, in good working order and condition except as set forth at Section 3.6(g) of the Disclosure Schedule.  Except as set forth at Section 3.6(g) of the Disclosure Schedule, all of the Purchased Assets that are tangible personal property are located at Seller’s Facility.

(h)                                 Except as set forth at Section 3.6(h) of the Disclosure Schedule, the Purchased Assets constitute all assets used in the conduct of the Digitran Business as currently conducted and necessary and sufficient for the conduct of the Digitran Business.

3.7                                 Condition and Sufficiency of Facilities.  The Facilities of the Business are in good operating condition and repair (subject to ordinary wear and tear), and are adequate for the uses to which they are being put.  The Facilities of the Business are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8                                 Accounts Receivable.  All accounts receivable of the Business that are reflected on the accounting records of the Business as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible, net of the respective reserves shown on the accounting records of the Business as of the Closing Date (which reserves are adequate and calculated consistent with past practice).  Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any setoff, within two hundred ten (210) days after the day on which it first becomes due and payable.  There is no contest, claim or right of setoff, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Section 3.8 of the Disclosure Schedule contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Business Balance Sheets, which list sets forth the aging of such Accounts Receivable.

3.9                                 Inventory.  All inventory of the Business, whether or not reflected in the Business Financial Statements or the Interim Business Balance Sheets, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Business Financial Statements or the Interim Business Balance Sheets or on the accounting records of Seller as of the Closing Date, as the case may be.  All inventories not written off have been priced at the lower of cost or market.  The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are reasonable in the present circumstances of the Business, all consistent with past practices.  Section 3.9 of the Disclosure Schedule contains a list of all inventory of the Digitran Business as of March 17, 2009 and of XCEL Japan as of February 28, 2009.  All such inventory is owned free and clear of any Encumbrances.  None of the inventory reflected in the Financial Statements has been sold for an amount less than the value placed on such inventory as reflected in the Business Financial Statements or the Interim Business Balance Sheets, as applicable.  Seller has not offered price reductions, discounts or allowances on sales of inventory, or sold inventory at less than cost.

3.10                           No Undisclosed Liabilities.  The Business has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Business Financial Statements or, except as set forth in Section 3.10 of the Disclosure Schedule, the Interim Business Balance Sheets, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11                           Taxes.

(a)                                  Seller and XCEL Japan (or Parent on their behalf) have filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to the Business, pursuant to applicable Legal Requirements.  Seller and XCEL Japan (or Parent on their behalf) have paid, all Taxes with respect to the Business that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or XCEL Japan.

(b)                                 The charges, accruals, and reserves with respect to Taxes with respect to the Business on the books of each of Seller and XCEL Japan are adequate and are at least equal to its liability for Taxes.  There exists no proposed tax assessment against Seller or XCEL Japan (or Parent on their behalf) with respect to the Business.  All Taxes with respect to the Business that each of Seller and XCEL Japan (or Parent on their behalf) is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

(c)                                  All Tax Returns with respect to the Business filed by each of Seller and XCEL Japan (or Parent on their behalf) are true, correct, and complete.

(d)                                 Neither Seller nor XCEL Japan is a party to, bound by, or have any obligation under any tax sharing, tax indemnity or similar agreements.

3.12                           No Material Adverse Change.  Since the date of the Interim Business Balance Sheets, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Business, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.13                           Employee Benefits.

(a)                                  Section 3.13(a) of the Disclosure Schedule sets forth a list of each Benefit Plan that covers any employee of the Business based in the United States (the “U.S. Benefit Plans”). “Benefit Plan” means any of the following: an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other plan, program, arrangement or agreement providing for severance or retention benefits, profit-sharing, fees, bonuses, stock options, stock appreciation, stock purchase or other stock-related rights, current compensation, incentive or deferred compensation, change-in-control benefits, vacation benefits, insurance, health or medical benefits, dental benefits, employee assistance programs, disability benefits, workers’ compensation benefits or post-employment or retirement benefits and any material fringe benefits (excluding any plans, programs or arrangements mandated by applicable Legal Requirement) that is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which Liability is borne, by Seller or any ERISA Affiliate of Seller for the benefit of any employee of the Business. Seller has made available to Buyer true and complete copies of the U.S. Benefit Plans (or, to the extent no such copy exists, a description of the material terms), summary plan descriptions and summaries of material modification for the U.S. Benefit Plans (if applicable) and the most recent Internal Revenue Service determination letter or opinion letter related to the U.S. Benefit Plans (if applicable). Except as set forth in Section 3.13(a) of the Disclosure Schedule, no U.S. Benefit Plan is sponsored or maintained by Seller or any ERISA Affiliate of Seller.

(b)                                 Neither Seller nor any ERISA Affiliate of Seller has incurred any unsatisfied liability to the PBGC or the Internal Revenue Service under Title IV of ERISA or Section 412 of the IRC or Section 302 of ERISA that could result in the imposition of any liability on Buyer or any of its ERISA Affiliates.

(c)                                  Each U.S. Benefit Plan with respect to which Buyer or any Affiliate of Buyer could have any material Liability hereunder that covers any employee of the Business has been and is being administered in all material respects in accordance with its terms and ERISA, the IRC and all other applicable Legal Requirements. All the U.S. Benefit Plans that are intended to be qualified under Section 401(a) of the IRC have received determination letters from the IRS to the effect that such U.S. Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the IRC and no condition exists and no event has occurred that would reasonably be expected to result in the revocation of such letters.

(d)                                 Neither Seller nor any ERISA Affiliate of Seller nor any person appointed or otherwise designated to act on behalf of Seller or any ERISA Affiliate of Seller has engaged in any transactions in connection with any U.S. Benefit Plan that are reasonably expected to result in the imposition of material penalties pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the IRC that could result in the imposition of any material Liability on Buyer or any of its ERISA Affiliates.

(e)                                  Neither the execution of, nor consummation of, the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any U.S. Benefit Plan that will or may result in any payment or provision of, acceleration of, vesting or increase in, any benefits (whether of severance pay or otherwise), with respect to any current or former employee, independent contractor, consultant, agent or director of Seller or any Affiliate of Seller, or any beneficiary thereof, with respect to which Buyer or its Affiliates may have any obligations or material Liability.

(f)                                    No claim, litigation or administrative or other action, proceeding, audit, examination or investigation is pending or asserted, or, to the Knowledge of Seller, threatened, anticipated or expected to be asserted with respect to any U.S. Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course) that could result in the imposition of any material Liability on Buyer or its ERISA Affiliates.

(g)                                 Neither Seller nor any Affiliate of Seller has ever maintained any employee benefit plan that has been the subject of Title IV of ERISA (including, but not limited to, any Multi-Employer Plan) or has ever provided healthcare or any other nonpension benefits to any employees after their employment terminated other than as required by ERISA, or has ever promised to provide such post-termination benefits.

(h)                                 Section 3.13(h) of the Disclosure Schedule sets forth a list of each Benefit Plan maintained, or contributed to, by Seller, XCEL Japan or their respective Affiliates for the benefit of employees of the Business based outside of the United States (the “Foreign Benefit Plans”). Each Foreign Benefit Plan with respect to which Buyer or its Affiliates could have any material Liability has been operated in all material respects in compliance with its terms and with applicable Legal Requirements of the relevant jurisdiction in which such Foreign Benefit Plan is maintained. Each Foreign Benefit Plan with respect to which Buyer or its Affiliates may have any obligations or material liability that is intended to qualify for favorable tax benefits under the Legal Requirements of any jurisdiction is so qualified, and, to the Knowledge of Seller, no condition exists and no event has occurred that would reasonably be expected to result in the loss or revocation of such status. All benefits, contributions and premiums relating to each Foreign Benefit Plan with respect to which Buyer or its Affiliates may have any obligations or material liability have been timely paid or made in material compliance with its terms and with applicable Legal Requirements and any related Contract. Seller has made available to Buyer true and complete copies of the Foreign Benefit Plans. There are no pending promised or committed, whether legally binding or not, undertakings to create or terminate any new Foreign Benefit Plan or to make material improvements, increases or changes to any Foreign Benefit Plan, nor is there any pattern of ad hoc benefit increases under any Foreign Benefit Plan that may be enforceable against Buyer or its Affiliates. Neither the execution of, nor consummation of, the Contemplated Transactions will (either alone or upon the occurrence of any additional or subsequent event) constitute an event under any Foreign Benefit Plan that will or may result in any payment or provision of, acceleration of, or vesting or increase in, any benefits (whether of severance pay or otherwise), with respect to any current or former employee, independent contractor, consultant, agent or director of Seller or any Affiliate thereof, or any beneficiary thereof, with respect to which Buyer or its Affiliates may have any obligations or material Liability. No claim, litigation or administrative or other action, proceeding, audit, examination or investigation is pending or asserted, or, to the Knowledge of Seller, threatened, anticipated or expected to be asserted with respect to any Foreign Benefit Plan or the assets of any such plan (other than routine claims for benefits arising in the ordinary course) that could result in the imposition of any material Liability on Buyer or any of its Affiliates.

3.14                           Compliance with Legal Requirements; Governmental Authorizations.

(a)                                  Except as set forth in Section 3.14(a) of the Disclosure Schedule:

(i)                                     Each of Seller and XCEL Japan is, and at all times since January 1, 2004 has been, in full compliance with each Legal Requirement that is or was applicable to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller or XCEL Japan of, or a failure on the part of Seller or XCEL Japan to comply with, any Legal Requirement applicable to the conduct or operation of the Business, or (B) may give rise to any obligation on the part of Seller or XCEL Japan to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Business; and

(iii)                               neither Seller nor XCEL Japan has received, at any time since January 1, 2004, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement applicable to the conduct or operation of the Business, or (B) any actual, alleged, possible, or potential obligation on the part of it to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Business.

(b)                                 Section 3.14(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by Seller or XCEL Japan relating to the Business or that otherwise relates to the Purchased Assets.  Each Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule is valid and in full force and effect.  Except as set forth in Section 3.14(b) of the Disclosure Schedule:

(i)                                     each of Seller and XCEL Japan is, and at all times since January 1, 2006 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.14(b) of the Disclosure Schedule;

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.16(b) of the Disclosure Schedule;

(iii)                               neither Seller nor XCEL Japan has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.14(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

Except as set forth in Section 3.14(b) of the Disclosure Schedule, the Governmental Authorizations listed in Section 3.14(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit Seller and XCEL Japan to lawfully conduct and operate the Business in the manner currently conducted and to permit Seller to own and use the Purchased Assets in the manner in which it currently owns and uses the Purchased Assets.

3.15                           Legal Proceedings; Orders.

(a)                                  There is no pending Proceeding:

(i)                                     by or against Seller or XCEL Japan or that otherwise relates to or may affect the Business or the Purchased Assets; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

Except as set forth on Section 3.15 of the Disclosure Schedule, to the Knowledge of Seller, no such Proceeding has been Threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

(b)                                 There is no Order to which Seller (solely with respect to the Digitran Business), XCEL Japan, or any of the Purchased Assets, is subject.

(c)                                  No officer, director, agent, or employee of Seller or XCEL Japan is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business.

(d)                                 No event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Business or the Purchased Assets is subject.

(e)                                  Neither Seller nor XCEL Japan has received, at any time since January 1, 2006, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller (solely with respect to the Digitran Business), XCEL Japan or any of the Purchased Assets is or has been subject.

3.16                           Absence of Certain Changes and Events.  Except as set forth in Section 3.16 of the Disclosure Schedule, since the date of the Interim Business Balance Sheets, the Business has been conducted only in the Ordinary Course of Business and there has not been any:

(a)                                  change in XCEL Japan’s authorized or issued Capital Equity; grant of any stock option or right to purchase XCEL Japan’s Capital Equity; issuance by XCEL Japan of any security convertible into such Capital Equity; purchase, redemption, retirement, or other acquisition by Seller or XCEL Japan of any of XCEL Japan’s Capital Equity; or declaration or payment of any dividend or other distribution or payment in respect of XCEL Japan’s Capital Equity;

(b)                                 amendment to Seller’s or XCEL Japan’s Organizational Documents;

(c)                                  payment or increase, decrease, or cessation by it of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, consulting, independent contractor, or similar Contract with any director, officer, or employee relating to the Business;

(d)                                 adoption of, or increase, decrease, or cessation in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Business;

(e)                                  damage to or destruction or loss of any Purchased Assets, whether or not covered by insurance;

(f)                                    entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to it;

(g)                                 sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property or mortgage, pledge, or imposition of any lien or other encumbrance on any material assets or property, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h)                                 cancellation or waiver of any claims or rights;

(i)                                     material change in accounting methods used; or

(j)                                     agreement, whether oral or written, by it to do any of the foregoing.

3.17                           Contracts; No Defaults.

(a)                                  Section 3.17(a) of the Disclosure Schedule contains a complete and accurate list, and Seller has made available to Buyer true and complete copies, of:

(i)                                     each Applicable Contract that involves performance of services or delivery of goods or materials to the Business of an amount or value in excess of $10,000;

(ii)                                  each Applicable Contract that was not entered into in the Ordinary Course of Business;

(iii)                               each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;

(iv)                              each licensing agreement or other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

(v)                                 each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Business with any other Person;

(vi)                              each Applicable Contract containing covenants that in any way purport to restrict its (or any of its Affiliates’) business activity or limit its (or any of its Affiliates’) freedom to engage in any line of business or to compete with any Person;

(vii)                           each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(viii)                        each power of attorney that is currently effective and outstanding;

(ix)                                each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Business to be responsible for consequential damages;

(x)                                   each Applicable Contract for capital expenditures;

(xi)                                each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Business other than in the Ordinary Course of Business; and

(xii)                             each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)                                 No officer, director, agent, employee, consultant, or contractor of the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Business, or (B) assign to the Business or to any other Person any rights to any invention, improvement, or discovery.

(c)                                  Each Contract identified or required to be identified in Section 3.17(a) of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d)                                 (i)                                     each of Seller and XCEL Japan is, and at all times since January 1, 2004 has been, in full compliance with all applicable terms and requirements of each Contract relating to the Business under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

(ii)                                  to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Contract relating to the Business under which and Seller or XCEL Japan has or had any rights is, and at all times since January 1, 2004 has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)                               no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or XCEL Japan or, to the Knowledge of Seller, other Person, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)                              neither Seller nor XCEL Japan has given to or received from any other Person, at any time since January 1, 2004, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)                                  There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller or XCEL Japan under current or completed Contracts with any Person and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

3.18                           Insurance.

(a)                                  Each of Seller and XCEL Japan has made available to Buyers true and complete copies of all policies of insurance relating to the Business to which it is a party or under which it, or any of its directors, is or has been covered at any time within the one (1) year preceding the date of this Agreement.

(b)                                 Section 3.18(b) of the Disclosure Schedule describes:

(i)                                     any self-insurance arrangement by or affecting each of Seller (solely with respect to the Digitran Business) and XCEL Japan, including any reserves established thereunder;

(ii)                                  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by each of Seller (solely with respect to the Digitran Business) and XCEL Japan; and

(iii)                               all obligations of each of Seller (solely with respect to the Digitran Business) and XCEL Japan to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)                                  Section 3.18(c) of the Disclosure Schedule sets forth, by year, for the current policy year and the preceding policy year a summary of the loss experience under each policy.

(d)                                 Except as set forth on Section 3.18(d) of the Disclosure Schedule, all policies relating to the Business to which each of Seller and XCEL Japan is a party or that provide coverage to Seller, XCEL Japan, or any director or officer of each of Seller and XCEL Japan:

(i)                                     are valid, outstanding, and enforceable;

(ii)                                  are issued by an insurer that is financially sound and reputable;

(iii)                               taken together, provide adequate insurance coverage for the assets and the operations of each of Seller and XCEL Japan for all risks normally insured against by a Person carrying on the same business or businesses as each of Seller and XCEL Japan;

(iv)                              are sufficient for compliance with all Legal Requirements and Contracts to which Seller is a party or by which it is bound; and

(v)                                 solely with respect to XCEL Japan, will continue in full force and effect following the consummation of the Contemplated Transactions.

(e)                                  Neither Seller (solely with respect to the Digitran Business) nor XCEL Japan has received (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(f)                                    Each of Seller (solely with respect to the Digitran Business) and XCEL Japan has paid all premiums due, and have otherwise performed all of its respective obligations, under each policy to which it is a party or that provides coverage to it or a director thereof.

(g)                                 Each of Seller (solely with respect to the Digitran Business) and XCEL Japan has given notice to the insurer of all claims that may be insured thereby.

3.19                           Environmental Matters.  Except as set forth in Section 3.19 of the Disclosure Schedule:

(a)                                  Each of Seller (solely with respect to the Digitran Business) and XCEL Japan is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.  Neither Seller (solely with respect to the Digitran Business) nor XCEL Japan has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller or XCEL Japan has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, Released, or processed by Seller (solely with respect to the Digitran Business), XCEL Japan, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, received or Released.

(b)                                 There are no pending or, to the Knowledge of Seller, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller (solely with respect to the Digitran Business) or XCEL Japan has or had an interest or with respect to any products manufactured, produced, sold or distributed by Seller (solely with respect to Digitran Business) or XCEL Japan or any Person for whose conduct they are or may be held responsible.

(c)                                  Neither Seller nor XCEL Japan have any Knowledge of any basis to expect, nor has any of them or any other Person for whose conduct Seller (solely with respect to the Digitran Business) or XCEL Japan are or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller (solely with respect to the Digitran

Business) or XCEL Japan had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller (solely with respect to the Digitran Business), XCEL Japan, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, received or Released or with respect to any product manufactured, produced, sold or distributed by Seller or XCEL Japan or any Person for whose conduct they are or may be held responsible.

(d)                                 Neither Seller (solely with respect to the Digitran Business), XCEL Japan, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller, with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (solely with respect to the Digitran Business) or XCEL Japan, has or had an interest or any product manufactured, produced, sold or distributed by Seller (solely with respect to the Digitran Business) or XCEL Japan or any Person for whose conduct they are or may be responsible.

(e)                                  There are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, or deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.  Neither Seller (solely with respect to the Digitran Business) nor XCEL Japan, nor any other Person for whose conduct they are or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller (solely with respect to the Digitran Business) or XCEL Japan has or had an interest except in full compliance with all applicable Environmental Laws.

(f)                                    There has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, treated, produced, imported, used, disposed, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller or XCEL Japan has or had an interest, whether by Seller (solely with respect to the Digitran Business), XCEL Japan, or any other Person.

3.20                           Employees.

(a)                                  Section 3.20(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each current employee or director of the Business, including each employee on authorized or unauthorized leave of absence or layoff status:  employer; name; job title; current compensation.  To the Knowledge of Seller, no employee of the Business intends to terminate his or her employment with the Business.

(b)                                 No offer of employment has been made by the Business to any individual that has not yet been accepted or which has been accepted but the individual’s employment has not started.

3.21                           Labor Relations; Compliance.

(a)                                  Since January 1, 2004, neither Seller nor XCEL Japan has been or is a party to any collective bargaining agreement or other labor Contract relating to the Business, and no labor union or employee organization has been certified or recognized as the collective bargaining representative of any Employee.

(b)                                 Since the enactment of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) the Business has not effectuated (A) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Business; or, (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Business; nor has the Business been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law.

(c)                                  There has not been, there is not presently pending or existing, and to the Knowledge of Seller there is not Threatened, any of the following with respect to the Business:

(i)                                     any formal union organizing campaigns or representation proceedings;

(ii)                                  any application for certification of a collective bargaining agent;

(iii)                               any strike, slowdown, picketing, work stoppage, or employee grievance process; or

(iv)                              any Proceeding involving an alleged violation of any Legal Requirement pertaining to labor relations or employment matters, or other labor or employment dispute or claim against or affecting the Business or its premises, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor, the Department of Justice, a state or federal court, or any Governmental Body.

(d)                                 To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute.  There is no lockout of any employees by the Business, and no such action is contemplated by the Business.

(e)                                  Each of Seller (solely with respect to the Digitran Business) and XCEL Japan has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, fair employment practices, nondiscrimination, immigration, wages, hours, benefits, workers’ compensation, unemployment compensation, collective bargaining, the payment and withholding of social security and similar taxes, occupational safety and health, and plant closing or mass layoff notices.  Neither Seller (solely with respect to the Digitran Business) nor XCEL Japan is liable for the payment of any compensation, damages, taxes, fines, penalties, interest, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(f)                                    Neither Seller (solely with respect to the Digitran Business) nor XCEL Japan has failed to pay when due any wages, bonuses, commissions, benefits, penalties or assessments or other monies that are material in amount, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent, except where such failure to pay is the result of a bona fide good faith dispute by it regarding the existence of or amount of such payment obligation.

(g)                                 Within the five (5) years prior to the Closing Date, there have been no filed or, to the Knowledge of Seller, Threatened, citations, investigations, audits, administrative proceedings, charges, or complaints of violations of any federal, state or local employment laws with respect to the Business.  This includes, without limitation, any audits or investigations conducted by the Department of Labor, the Equal Employment Opportunity Commission, the Department of Justice or any other Governmental Body, regarding compliance with any of the following:

(i)                                     the Fair Labor Standards Act or any other wage and hour laws;

(ii)                                  Title VII, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, or any other laws prohibiting employment discrimination; and

(iii)                               the Fair Employment & Housing Act or any other applicable state or local laws governing employment.

(h)                                 Seller does not have any Knowledge of any basis on which any current employee, and any employee whose employment with the Business terminated for any reason during the three years prior to the Closing Date, could claim failure to pay the minimum wage, or failure to pay overtime wages where applicable, or failure to pay all wages when due.

3.22                           Intellectual Property.

(a)                                  Neither Seller (solely with respect to the Digitran Business), Parent (solely with respect to the Digitran Business) nor XCEL Japan is a party to any Contract relating to the Intellectual Property Assets or by which Seller (solely with respect to the Digitran Business), Parent (solely with respect to the Digitran Business) or XCEL Japan is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $15,000 under which Seller (solely with respect to the Digitran Business), Parent (solely with respect to the Digitran Business) or XCEL Japan is the licensee.  There are no outstanding and, to the Knowledge of Seller, no Threatened disputes or disagreements with respect to any such Contract.  All such Contracts are in full force and effect, and, to the Knowledge of Seller, there is no default by any party thereto. Except as set forth on Section 3.22(a) of the Disclosure Schedule, all of the rights of Seller or Parent under such Contracts are freely assignable. Seller or Parent, as applicable, has the exclusive right to use, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets. Except as set forth on Section 3.22(a) of the Disclosure Schedule, neither Seller nor Parent has licensed or granted to anyone rights of any nature with respect to any of the Intellectual Property Assets.

(b)                                 No current employee of the Business has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Seller or XCEL Japan, as applicable.

(c)                                  (i)                                     Section 3.22(c) of Disclosure Schedule contains a complete and accurate list and summary description of all Patents and pending Patent applications relating to the Business.  Seller, Parent or XCEL Japan is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Encumbrances. In each case where a Patent is held by Seller, Parent or XCEL Japan by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office.

(ii)                                  All Patents that have been registered with the United States Patent and Trademark Office or the trademark office of any other applicable jurisdiction are currently in compliance with all formal Legal Requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications and the payment of filing, examination and maintenance fees), are valid and enforceable.

(iii)                               Except as set forth on Section 3.22(c) of the Disclosure Schedule, no Patent has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller, no such action is Threatened with the respect to any of the Patents.

(iv)                              To the Knowledge of Seller, there is no potentially interfering patent or patent application of any third party.

(v)                                 No Patent is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way.  None of the Patents used by the Business infringes or is alleged to infringe any patent of any third party.

(vi)                              All products and materials containing a Patent bear the proper federal registration notice where permitted by law.

(d)                                 (i)                                     Section 3.22(d) of Disclosure Schedule contains a complete and accurate list and summary description of all Marks relating to the Business.  Seller, Parent or XCEL Japan is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

(ii)                                  Except as set forth on Section 3.22(d) of the Disclosure Schedule, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable.

(iii)                               No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of Seller, no such action is Threatened with the respect to any of the Marks. In each case where a Mark is held by assignment, the assignment has been duly recorded with the United States Patent and Trademark Office and all other jurisdictions of registration.

(iv)                              To the Knowledge of Seller, there is no potentially interfering trademark or trademark application of any third party.

(v)                                 No Mark is infringed or, to the Knowledge of Seller, has been challenged or threatened in any way.  None of the Marks used by the Business infringes or is alleged to infringe any trade name, trademark, trade dress, logo, packaging design or slogan of any third party or service mark of any third party.

(vi)                              To the Knowledge of Seller there is no trademark, tradename, service mark, trade dress, logo, packaging design, slogan or Internet domain name of any third party which infringes any Mark.

(e)                                  All Internet domain names of Seller or XCEL Japan used in the Business are listed on Section 3.22(e) of the Disclosure Schedule. Such domain names have been duly registered through ICANN Accredited Registrar through its registration procedures and are operating active domain names. Seller has taken all reasonable steps to maintain and enforce such domain name registrations.

(f)                                    Neither Seller nor XCEL Japan has any Copyrights relating to the Business.

(i)                                     Each of Seller (solely with respect to the Digitran Business) and XCEL Japan has taken all reasonable precautions to protect the secrecy, confidentiality, and value of their Trade Secrets. To the Knowledge of Seller, no third party has asserted that the use by Seller of any Trade Secret violates the rights of any third party.

(ii)                                  Each of Seller (solely with respect to the Digitran Business) and XCEL Japan has good title and an absolute (but not necessarily exclusive) right to use its Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and, to the Knowledge of Seller, have not been used, divulged, or appropriated either for the benefit of any Person (other than Seller or XCEL Japan, as applicable) or to the detriment of the Business.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

(g)                                 To the Knowledge of Seller, the Intellectual Property Assets described in this Agreement constitute the only intellectual property assets or rights related to the Digitran Business.

3.23                           Certain Payments.  Since January 1, 2004, neither Seller (solely with respect to the Digitran Business) nor XCEL Japan nor any director, officer, agent, or employee of the Business, or to the Knowledge of Seller, any other Person associated with or acting for or on behalf of the Business, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Business, or (iv) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Business.

3.24                           Customer / Supplier Relations.  Except as set forth on Section 3.24 of the Disclosure Schedule, to the Knowledge of Seller, there exists no condition or state of facts or circumstances involving the Customers, suppliers, distributors or sales representatives of the Business that Seller can reasonably foresee could adversely affect the Business after the Closing Date. Neither Seller nor any Affiliate of Seller has any ownership interest in any customer or supplier of the Business.

3.25                           Product Warranty.  Except as set forth on Section 3.25 of the Disclosure Schedule, each Product manufactured, sold, leased, or delivered by the Business has been in conformity with all applicable material contractual commitments and all express and implied warranties, and the Business has no Liability (and there is no basis for any present or future Proceeding against any of them giving rise to any Liability) in excess of $10,000 for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Interim Business Balance Sheets as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Business.  No Product manufactured, sold, leased, or delivered by the Business is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease.  Section 3.25 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Business (containing applicable guaranty, warranty, and indemnity provisions).  Seller has no obligation to any person to maintain, modify, improve or upgrade any of the Products. The Technical Documentation includes all technical drawings, product specifications, manufacturing instructions, schematics and other design and manufacturing documentation related to the Products that may be necessary to render such materials understandable and usable.

3.26                           Product Liability.  The Business has no Liability (and there is no basis for any present or future Proceeding against any the Business giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any Product manufactured, sold, leased, or delivered by the Business.

3.27                           Export Regulation.  Parent is registered with the U.S. Department of State Office of Defense Trade Controls pursuant to the International Traffic in Arms Regulations, title 22, parts 120 through 130 of the Code of Federal Regulations (“ITAR”) and is in compliance with such registration and the ITAR.

3.28                           Disclosure.  No representation or warranty of Seller in this Agreement and no statement in the Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Seller that has specific application to the Business (other than general economic or industry conditions) and that materially adversely affects or, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Business that has not been set forth in this Agreement or the Disclosure Schedule.

3.29                           Brokers or Finders.  Except as set forth on Section 3.29 of the Disclosure Schedule, neither Seller, XCEL Japan nor their agents have incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.  At the Closing, neither Seller nor XCEL Japan shall have any Liability for or shall have paid any costs, fees or expenses incurred by Seller or XCEL Japan or to which it is obligated to pay in connection with the negotiation, execution, delivery of and performance under this Agreement, including but not limited to, fees and costs of professionals such as attorneys, bankers, consultants, accountants and financial advisors (the “Transaction Costs”).

3.30                           No Insolvency. Seller is not now and will not be rendered insolvent as a result of the transactions contemplated by this Agreement. The assets of Seller remaining after the Closing (including the sale proceeds) exceed Seller’s liabilities. Seller is not now and is not about to engage in any business or transaction for which Seller’s remaining assets after the Closing will be unreasonably small and Seller does not intend to incur or believe that Seller will incur debts beyond its ability to pay.

3.31                           Intercompany Arrangements and Accounts. Except as set forth in Section 3.31 of the Disclosure Schedule, Seller has (i) terminated all Contracts or other arrangements between Seller or its Affiliates (other than XCEL Japan), on the one hand, and XCEL Japan, on the other hand, that were entered into on or prior to the Closing and (ii) settled all intercompany receivables and payables between Seller or its Affiliates (other than XCEL Japan), on the one hand, and XCEL Japan, on the other hand, that were incurred on or prior to the Closing, in each case without further recourse to or any Liability of XCEL Japan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYERS

Buyers jointly and severally represent and warrant to Seller as follows:

4.1                                 Organization and Good Standing.  Each of Buyer and Stock Buyer is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation.

4.2                                 Authority; No Conflict.

(a)                                  This Agreement constitutes the legal, valid, and binding obligation of each of Buyer and Stock Buyer, enforceable against it in accordance with its terms.  Each of Buyer and Stock Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement.

(b)                                 Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer or Stock Buyer nor the consummation or performance of any of the Contemplated Transactions by either will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s or Stock Buyer’s Organizational Documents;

(ii)                                  any resolution adopted by the board of directors or the stockholders of Buyer or Stock Buyer;

(iii)                               any Legal Requirement or Order to which Buyer or Stock Buyer may be subject; or

(iv)                              any Contract to which Buyer or Stock Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyers are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3                                 Investment Intent.  Stock Buyer is acquiring the XCEL Japan Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

4.4                                 Certain Proceedings.  There is no pending Proceeding that has been commenced against Buyer or Stock Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.  To Buyers’ Knowledge, no such Proceeding has been Threatened.

4.5                                 Brokers or Finders.  Except as set forth in Schedule 4.5, Buyer and Stock Buyer and their respective officers and agents have incurred no Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer or Stock Buyer as a result of the action of Buyer or Stock Buyer or its officers or agents.

4.6                                 Bulk Transfer Laws. Buyer hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

ARTICLE V

INDEMNIFICATION; REMEDIES

5.1                                 Survival; Right to Indemnification Not Affected by Knowledge.

(a)                                  All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, and any other certificate or document delivered pursuant to this Agreement will survive the Closing.  The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

(b)                                 Notwithstanding anything contained in this Agreement, the rights of Buyers, Seller and/or their respective Affiliates to indemnification, reimbursement or any other remedy based upon any representations, warranties, covenants and obligations set forth in the Agreement shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition requiring the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations or warranties’ inaccuracy and/or covenants or obligations’ non-performance and/or non-compliance.  Each of these representations, warranties, covenants and/or obligations are meant as contractual rights of Buyer and Seller.

5.2                                 Indemnification and Payment of Damages by Seller and Parent.  Seller and Parent shall jointly and severally indemnify, defend and hold harmless Buyers, XCEL Japan, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a)                                  any breach of any representation or warranty made by Seller or Parent in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by Seller pursuant to this Agreement;

(b)                                 any breach by Seller or Parent of any covenant or obligation of Seller or Parent in this Agreement;

(c)                                  the operation of the Digitran Business by Seller prior to the Closing;

(d)                                 any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

(e)                                  the failure of Seller to assume, pay, perform and discharge the Retained Liabilities;

(f)                                    any failure to comply with the laws of any jurisdiction relating to bulk transfers which may be applicable in connection with the transfer of the Purchased Assets to Buyer;

(g)                                 any Liabilities caused by any product sold or distributed by XCEL Japan prior to the Closing, including but not limited to, Liabilities for death, bodily injury or property damage, and any Liability for recalls of any Products produced sold or distributed prior to the Closing;

(h)                                 any Liabilities attributable to (i) any and all Taxes (or the non-payment thereof) of XCEL Japan for all periods ending on or before the Closing Date, or (ii) any and all Taxes of any Person imposed on XCEL Japan as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing;

(i)                                     the Potential XCEL Japan Asbestos Liability;

(j)                                     the Potential Rent Dispute Liability;

(k)                                  the Potential AQMD Permit Liability;

(l)                                     the Potential Sierra Circuits Liability;

(m)                               the Potential Clean Room Liability;

(n)                                 the Potential BKK Environmental Liability;

(o)                                 notwithstanding anything to the contrary in Section 7.7, any Liabilities related to actions taken by Gallant Thein serving as statutory auditor of XCEL Japan prior to the Closing;

(p)                                 any Liabilities related to any claim for any tax obligations of Seller to the State of New Jersey now or hereafter determined to be due to the State of New Jersey; and

(q)                                 the lost stock certificate for the XCEL Japan Shares.

5.3                                 Indemnification and Payment of Damages by Buyers.  Buyers shall jointly and severally indemnify and hold harmless Seller, and will pay to Seller the amount of any Damages arising, directly or indirectly, from or in connection with:

(a)                                  any breach of any representation or warranty made by Buyers in this Agreement or in any certificate delivered by Buyers pursuant to this Agreement;

(b)                                 any breach by Buyers of any covenant or obligation of Buyers in this Agreement;

(c)                                  the operation of the Digitran Business by Buyer or any Affiliate of Buyer after the Closing;

(d)                                 any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

5.4                                 Time Limitations.  Notwithstanding anything in this Agreement to the contrary, neither Seller nor Parent will have any liability for indemnification with respect to the matters described in clause (a) or (b) of Section 5.2 and Buyers will have no liability for indemnification with respect to the matters described in clause (a) or (b) of Section 5.3, unless on or before the date eighteen (18) months after the Closing Date (the “Claim Date”), such Party notifies the other Party of a claim specifying the factual basis of that claim in reasonable detail to the extent then known; provided, however, that any claim with respect to Section 3.3 (Capitalization), 3.6 (Title to Assets) or 3.11 (Taxes), or any claim of fraud or intentional misrepresentation, may be made at any time up to the expiration of all applicable statutes of limitation and any claim based on a breach of the covenants set forth at Sections 7.1, 7.3, 7.4 or 7.6 may be made at any time. There is no time limitation on any claim for indemnification with respect to the matters described at clauses (b) through (q) of Section 5.2.

5.5                                 Limitations on Amount.  Notwithstanding anything in this Agreement to the contrary, Seller and Parent will have no liability for indemnification with respect to the matters described in clause (a) of Section 5.2 and Buyers will have no liability for indemnification with respect to the matters described in clause (a) of Section 5.3 (subject in both cases to the limitations in Section 5.4) until all claims for indemnification by such party exceed One Hundred Thousand Dollars ($100,000) (the “Deductible”).  Once the aggregate claims for indemnification by such Party under clause (a) of Section 5.2 and Section (a) of Section 5.3, as applicable, exceed the Deductible, then such Party shall be entitled to recover only the amount of such claims in excess of the Deductible; provided, however, that except as provided in the following sentence, the aggregate liability for indemnity claims under clause (a) of Section 5.2 other than claims with respect to Section 3.3 (Capitalization), 3.6 (Title to Assets) or 3.11 (Taxes) (which shall be limited to the Purchase Price) shall not exceed $4,500,000 (the “Liability Cap”) and shall not be subject to the Deductible.  Notwithstanding the foregoing, any claim for indemnification under this Agreement relating to fraud or intentional misrepresentation or with respect to the matters set forth in clauses (b) through (q) of Section 5.2 or clauses (b) through (d) of Section 5.3, as applicable, shall not be subject to the Deductible or the Liability Cap.

5.6                                 Procedure For Indemnification—Third-Party Claims.

(a)                                  Promptly after receipt by an indemnified party under Article V of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party’s failure to give such notice.

(b)                                 If any Proceeding referred to in Section 5.6(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article V for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation.  If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

(c)                                  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

5.7                                 Procedure For Indemnification—Other Claims.  A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

5.8                                 Sole Remedy.  From and after the Closing, the remedies provided in this Article V shall be the sole remedy of the Indemnified Persons and Seller for any claim arising out of this Agreement and the Contemplated Transactions or any law or legal theory applicable thereto, including the breach of any representation, warranty or covenant contained in this Agreement and Schedules to this Agreement; provided, however, that nothing contained in this Agreement shall limit or impair any right that any Indemnified Person or Seller may have to sue and obtain equitable relief, including specific performance and other injunctive relief or any right or remedy that any Indemnified Person or Seller may have against Seller or Buyer on account of fraud.

5.9                                 Insurance and Third Party Recoveries.  Any Damages for which indemnification is provided to any Indemnified Person or Seller under this Article V shall be net of any amounts actually recovered by an Indemnified Person or Seller from third parties (including amounts actually recovered under insurance policies) with respect to such Damages after having subtracted from the amounts so recovered the costs incurred by an Indemnified Person or Seller in pursuing such recovery.

5.10                           Tax Benefit.  The Parties agree to treat any payment made pursuant to this Article V as an adjustment to the Purchase Price for Federal, State and local income tax purposes.  In the event that an Indemnified Person or Seller receives a Tax benefit in respect to any Damages for which an indemnification payment would be made hereunder, such indemnification payment shall be calculated net of any such Tax benefit (after considering any Tax detriment from receipt of such indemnification payment).

ARTICLE VI

TAX MATTERS

6.1                                 Tax Returns.

(a)                                  Seller shall cause to be prepared and file or cause to be filed all Tax Returns for XCEL Japan for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  Seller shall permit Stock Buyer to review and approve each such Tax Return described in the preceding sentence prior to filing, which approval shall not be unreasonably withheld.

(b)                                 Seller shall cause to be prepared and file or cause to be filed all Tax Returns of XCEL Japan for Straddle Periods.  Seller shall permit Stock Buyer to review and approve each such Tax Return described in the preceding sentence prior to filing, which approval shall not be unreasonably withheld.

(c)                                  Stock Buyer and Seller shall cooperate with each other in connection with the filing of any Tax Returns and any audit, litigation or other proceeding with respect to Taxes.  Stock Buyer and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to each of Seller and XCEL Japan relating to the Business and to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller or Stock Buyer, any extensions of the statute of limitations) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, or (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any of the other Party so requests, Stock Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

(d)                                 To the extent Stock Buyer does not approve a Tax Return pursuant to Section 6.1(a) or 6.1(b) and Seller does not agree to the changes suggested by Stock Buyer, the dispute shall be submitted to RSM McGladrey (or its international affiliates) (the “Arbitrator”), within five (5) Business Days of the date on which Seller does not agree to make such changes.  The Arbitrator shall resolve any disputed items within fifteen (15) Business Days of having the item referred to it (and in any case at least three Business Days prior to the time in which such Tax Return must be filed (taking into accounts all extensions that are available without incurring penalties or additional Taxes)) pursuant to such procedures as it may require.  The Parties shall promptly act to implement the decision of the Arbitrator.  The costs, fees and expenses of the Arbitrator shall be borne equally by Seller and Stock Buyer unless the Arbitrator determines that a Party’s position was unreasonable or not in good faith.

6.2                                 Transfer Taxes.  All excise, sales, use, value added, transfer (including real property transfer), stamp, documentary, filing, recordation, registration and other similar taxes, together with any interest, additions, fines, costs or penalties thereon and any interest in respect of any additions, fines, costs or penalties, resulting directly from the Acquisition or imposed in connection with this Agreement and the transaction contemplated hereby (the “Transfer Taxes”) shall be paid by one-half by Buyer and one-half by Seller.

ARTICLE VII

POST-CLOSING COVENANTS

7.1                                 Confidentiality.  After the Closing, Seller shall, and shall cause its Affiliates, to hold in confidence and not use any confidential information that after Closing is in the possession of Seller or its Affiliates concerning the Business, the Purchased Assets, Buyer or any Affiliate of Buyer, or any information regarding the terms of this Agreement or any other Transaction Document.  Seller shall not release or disclose any such information to any Person other than Buyer and its authorized Representatives. Notwithstanding the foregoing, the confidentiality obligations of this Section 7.1 shall not apply to information (a) that Seller or its Affiliates is compelled to disclose by judicial or administrative process, or, in the opinion of counsel, by other mandatory Legal Requirements, (b) that has been disclosed in the public filings of Parent made with the Securities and Exchange Commission and state securities laws administrators, or (c) provided to professional advisors of Seller.  Notwithstanding anything herein to the contrary, each Party (and each employee, Representative, or other agent of each Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to each Party relating to such tax treatment and tax structure (as such terms are defined in Treasury Regulation Section 1.6011-4(c)).

7.2                                 Maintenance of, and Access to, Records.

(a)                                  By Seller.  After the Closing, Seller shall provide Buyers with access (with an opportunity to make copies), during normal business hours, and upon reasonable notice, to any records relating to the Business which are retained by Seller.  Seller shall preserve and maintain any books and records relating to the Business and retained by it for at least five years after the Closing Date.

(b)                                 By Buyer.  From and after the Closing, Buyers shall, whenever reasonably requested by Seller (including reasonable prior notice to Buyers) and during normal business hours, permit Seller or its Representatives to have access to such business records (including without limitation computer files) turned over to Buyers pursuant to this Agreement as may be required by Seller in connection with the closing of Seller’s books, the preparation of Seller’s audited statement of Purchased Assets and Assumed Liabilities as of the Closing Date, any audit or investigation by any Governmental Authority, or any matter relating to insurance coverage or third party claims, in each such case to the extent relating to the operation of the Business prior to the Closing.  Buyer shall, upon not less than two (2) Business Days prior notice by Seller to, and the agreement (not to be unreasonably withheld or delayed) by Buyers, allow Seller reasonable access to former employees of Seller or employees of Buyers that are not former employees of Seller, for the purpose of assisting Seller in connection with any of the foregoing matters.  Buyers shall use commercially reasonable efforts to preserve and maintain Seller’s payroll records for each fiscal year until the expiration of the statute of limitations (and any waivers or extensions thereof) for tax purposes relating to such year, and all other records relating to the Business which are part of the Purchased Assets for at least five years after the Closing Date.

7.3                                 Non-Competition.

(a)                                  Period and Conduct.  As further consideration for the purchase and sale of the Purchased Assets and the XCEL Japan Shares (including the goodwill of the Business as a going concern), during the period commencing on the Closing Date, and ending on the date which is five (5) years thereafter (the “Restricted Period”), Seller, Parent and their Affiliates shall not, in any Restricted Territory, directly or indirectly:

(i)                                     engage in any business, activity, or enterprise competitive with or substantially similar to the Business, including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products, or engage or invest in, own, manage, operate, finance, control, solicit business related to, or participate in the ownership, management, operation, financing, or control of, be employed by, lend its name or any similar name, or lend its or his credit to, or render services or advice to, any Person engaged in any business, activity or enterprise competitive with or substantially similar to the Business including, without limitation, in the manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products; provided, however, that if Seller’s Subsidiary, XCEL Power Systems, Ltd. (“XPS”), ceases to have a distributor agreement with Buyer and XPS is requested to supply products which include the Products, XPS shall have the right to distribute such products after first offering to Buyer the opportunity to supply such products.

(ii)                                  recruit or solicit any person who has been an employee, Representative, consultant or agent of Buyer or former employee of Seller hired by Buyer, to terminate his or her employment with Buyer; or

(iii)                               solicit, call upon, or attempt to communicate with any customer, former customer, or prospective customer of Buyer or the Business for the purposes of manufacture, production, design, engineering, importation, purchase, marketing, sale, distribution, research or development of any Products.

(b)                                 Restricted Territory.  The “Restricted Territory” includes anywhere in the world in which Seller or XCEL Japan has conducted any aspect of the Business, and anywhere in the world in which Buyer conducts its business (including, without limitation, the Business) hereafter.

(c)                                  Conduct of Buyer’s Business and Operations Post-Closing.  Seller acknowledges that (i) after the Closing, Buyers intend to conduct Buyers’ businesses (including, without limitation, the Business) throughout the Restricted Territory, among other places, (ii) a very substantial portion of the value of the Purchased Assets and the XCEL Japan Shares is the goodwill that Seller has built up in the Restricted Territory and the ability of Buyers (as successor to the Business) and Buyers’ Affiliates to expand Buyers’ business within the Restricted Territory and (iii) that Buyers would not be purchasing the Purchased Assets and the XCEL Japan Shares but for such goodwill and ability to expand.

(d)                                 Remedies.  Because a breach, or failure to comply with, this Section 7.3 will cause irreparable injury to Buyers for which there is no adequate remedy at law and the exact amount of which will be difficult to ascertain, if Seller or any of its Affiliates should in any way breach, or fail to comply with, the terms of this Section 7.3, Buyers shall be entitled to an injunction restraining such Person(s) from any such breach or failure in addition to monetary damages.  All remedies expressly provided for herein are cumulative of any and all other remedies now existing at law or in equity, to the extent permitted under applicable law.  Buyers shall, in addition to the remedies herein provided, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained herein without the necessity of proving actual damages.  Resort to any remedy provided for hereunder or provided for by law shall not preclude or bar the concurrent or subsequent employment of any other appropriate remedy or remedies, or preclude the recovery by Buyers of monetary damages and compensation.

(e)                                  Severability.  If any provision of this Section 7.3 shall finally be judicially determined to be invalid, ineffective or unenforceable, such determination shall apply only in the jurisdiction in which such adjudication is made and every other provision of this Section 7.3 shall remain in full force and effect.  The invalid, ineffective or unenforceable provision shall, without further action by the parties, be automatically amended, to the extent permitted under applicable law, to effect the original purpose and intent of the invalid, ineffective or unenforceable provision (and if such provision governs the duration of the Restricted Period or geographic scope of the Restricted Territory, such provision shall be amended to reduce such duration or scope, as applicable, as minimally as possible so that such provision is valid, effective and enforceable for the longest period of time and fullest geographic area as is adjudged permissible for such provision to be valid, effective and enforceable); provided, however, that such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.

(f)                                    Acknowledgement.  Seller acknowledges that the duration of the Restricted Period, the geographic scope of the Restricted Territory, and the scope of restricted activities described in Section 7.3(a) are reasonable and necessary to protect the legitimate business interests of Buyer in view of the nature of the Business, the nature of the businesses in which Buyers are engaged, and the nature of the Contemplated Transactions.

7.4                                 Accounts Receivable.  After the Closing, Buyer shall have the right and authority to collect all Accounts Receivable purchased hereunder as Purchased Assets and other items transferred and assigned by Seller hereunder as Purchased Assets, and to endorse in the name of Seller as Buyer’s property any checks received on Accounts Receivable or other items. If Seller or any of its Affiliates receives on or after the Closing Date any payment relating to any Account Receivable, such payment shall be the property of, and shall be forwarded and remitted to, Buyer.  Seller will promptly endorse and deliver to Buyer any cash, checks or other documents received by or made payable to Seller on account of any such Account Receivable.  Seller shall advise Buyer (promptly following Seller’s becoming aware thereof) of any counterclaims or set-offs that may arise subsequent to the Closing Date with respect to any Account Receivable.

7.5                                 Employee Matters.

(a)                                  Employee Benefits.  Seller shall retain all liabilities and obligations in respect of its past, present and future employees of the Digitran Business (and, as applicable, their spouse and dependents) under Benefit Plans and Legal Requirements. Without limiting the generality of the foregoing, Buyer shall have no liability or obligation whatsoever under Benefit Plans of the Digitran Business.

(b)                                 Continuing Employees.  Seller shall terminate all employees employed in the Digitran Business as of the Closing Date.  Buyer shall offer employment from and after the Closing Date to all employees listed on Schedule 7.5(b) (collectively, the “Continued Employees”) on terms, in Buyer’s opinion, reasonably similar to the conditions of each such employee’s employment in the Business immediately prior to the Closing Date, subject to the Continued Employees obtaining insurance coverage through COBRA until such time as Buyer institutes its own medical coverage for such Continued Employees.  In no event shall Buyer be liable or responsible for paying or providing any severance benefits to any employee or former employee of Seller.

(c)                                  WARN Act Compliance.  If Seller takes any action that could be construed as a “plant closing” or “mass layoff”, or that results in any Employee retained or employed suffering or deeming to have suffered any “employment loss”, as those terms are defined in the WARN Act, Seller shall be solely responsible for providing any notice required by the WARN Act and for making payments, if any, which may be required under the WARN Act for failure to provide appropriate notice.

(d)                                 Payment of Wages.  On or prior to the Closing Date, Seller shall be responsible for making all payments to Employees required under any federal, state or local wage and hour law, including without limitation the payment of accrued wages and vacation time.

7.6                                 Electronic Mail.  Until the date three (3) months after the Closing Date, Seller shall automatically forward to Buyer any electronic mail message relating to the Business which is sent to an electronic mail address ending in “@emrise.com.”

7.7                                 Post Closing Governance.  On the Closing Date, Buyer shall cause XCEL Japan to appoint at least three directors and at least one statutory auditor of XCEL Japan and apply for official registration to such effect in a legal and appropriate manner pursuant to the Companies Act of Japan and related Legal Requirements.  Buyer and XCEL Japan shall waive any claim or right against resigning directors and statutory auditors and release them from any liabilities that may arise or be revealed after the Closing.

7.8                                 Environmental Report. Within sixty (60) days after the Closing, Seller shall, at Seller’s expense, arrange for the completion of a Phase I environmental report related to the Facility at 9654 Hermosa Avenue, Rancho Cucamonga, California, which shall be conducted by an environmental firm reasonably satisfactory to Buyer. Any Environmental Health and Safety Liabilities disclosed in such report shall be Retained Liabilities.

7.9                                 Offsite Purchase Assets.  Seller shall use commercially reasonable efforts to deliver within thirty (30) days after the Closing letters signed by any supplier or outside manufacturer which is in possession of any Offsite Assets, including any molds, tooling, dies or similar assets, which shall certify that such supplier or outside manufacturer has no ownership interest, right or title in and to such Offsite Assets.

7.10                           Other Intellectual Property Rights.  To the extent not conveyed to Buyer under the terms of this Agreement, Seller and Parent hereby grant to Buyer a perpetual, assignable, worldwide, fully paid up license, including the right to grant sublicenses, under any intellectual property asset required for the operation of the Digitran Business which is not set forth under the terms of this Agreement or on any Schedule to this Agreement, whether personally held or hereafter acquired by Seller or Parent, as well as under any trademarks, to operate the Digitran Business, including to develop, make, have made use, sell, import, copy, perform, display, prepare derivative works of, market, distribute and otherwise exploit products or services in connection with the operation of the Digitran Business. Seller and Parent hereby irrevocably covenant not to sue Buyer or its customers, sublicensees, assignees or distributors for violation of Seller’s or Parent’s intellectual property rights in connection with any such use or exploitation of the Purchased Assets or any Products or services that embody or are derived from the Purchased Assets.

7.11                           Transfer of Digitran Ltd.  If Buyer so requests within ninety (90) days after the Closing, Seller shall execute and deliver to Buyer such other documents and do such other acts and things as Buyer may request in order to transfer Digitran Ltd. to Buyer.

7.12                           Accounts Payable.  Promptly after the Closing, Buyer shall pay on behalf of Seller the accounts payable set forth on Schedule 7.12 attached hereto designated to be paid at Closing (the “Closing Accounts Payable”).  Until all of the accounts payable set forth on Schedule 7.12 other than the Closing Accounts Payable (the “Remaining Accounts Payable”) are paid in full, on the first day of each week after the Closing Buyer shall provide to Seller (i) a written statement summarizing all Remaining Accounts Payable which will come due during the following week; (ii) copies of invoices related to such Remaining Accounts Payable and (iii) a copy of the accounts payable aging report on which the Remaining Accounts Payable to be paid are highlighted.  Within two (2) Business Days of receipt of such statement, Seller shall pay to

Buyer an amount equal to the aggregate amount of all Remaining Accounts Payable on such report which come due during the following week.  Promptly upon receipt of such amount, Buyer shall pay all such Remaining Accounts Payable on behalf of Seller.  Notwithstanding the foregoing, such Remaining Accounts Payable shall remain Retained Liabilities.

7.13                           Reconciliation of Financed Equipment.  Within ten (10) days after the Closing, Seller shall determine all amounts owing on the equipment loans and leases which relate to the period prior to the Closing, including but not limited to any penalties, interest and principal, and shall remit such amount to Buyer.

7.14                           Delivery of Documents Regarding XCEL Japan Shares.  Seller represents and warrants that it has delivered or caused to be delivered all documents filed by XCEL Japan with the Legal Affairs Bureau relating to the conversion of XCEL Japan to a “Non-Share Certificate Issuing Company” and receipt from the Legal Affairs Bureau acknowledging that it has received these documents for filing.  To the extent that any such documents have not been delivered prior to the Closing, Seller shall use its best efforts to deliver such documents to Buyer promptly after the Closing.

ARTICLE VIII

GENERAL PROVISIONS

8.1                                 Expenses.  Buyers and Seller shall bear and pay all costs and expenses (including legal and accountants’ fees and expenses and broker fees) incurred by such Party in connection with this Agreement and the Contemplated Transactions.  In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

8.2                                 Public Announcements.  Without the prior written consent of the other Party (which shall not be unreasonably withheld), neither Buyer nor Seller nor any of their respective subsidiaries, affiliates, officers, directors, employees, agents or shareholders shall, without the prior written consent of the other, make any public statement or announcement or any release to trade publications or through the press or otherwise, or make any statement to any third party with respect to the Contemplated Transactions (including, without limitation, with respect to the entering into of this Agreement and the terms hereof) except as may be necessary to comply with the requirements of any law, governmental order or regulation, stock exchange rule or regulation or legal proceeding, and then only after notice to the other party; provided, however, that either Party may issue a press release which contains only such information which has been included in a prior press release issued by either Party in accordance with this Section 8.2.

8.3                                 Notices.  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

Buyers:                                                                                                       c/o Electro Switch Corp.
775-1 Pleasant Street
Weymouth, MA  02189-2301
Attention:  Robert M. Pineau
Phone:  (781) 335-1195
Fax:  (781) 335-1288

with a copy to (which does not constitute notice):

Ottenberg & Dunkless
101 Arch Street
Boston, MA  02110
Attention:  Robert Dunkless, Esq.
Phone:  (617) 342-8600
Fax:  (617) 342-7525

Seller:                                                                                                                EMRISE Electronics Corporation
9485 Haven Avenue, Suite 100
Rancho Cucamonga, CA  91730
Attention:  Carmine T. Oliva
Telephone:  (909) 987-9220
Facsimile:  (909) 354-3568

with a copy to (which does not constitute notice):

Rutan & Tucker, LLP
611 Anton Boulevard, Suite 1400
Costa Mesa, CA 926126
Attention: Larry A. Cerutti, Esq.
Phone:  (714) 641-3450
Fax: (714) 556-9035

8.4                                 Governing Law; Jurisdiction; Service of Process.  This Agreement will be governed by the laws of the State of Delaware without regard to conflict of laws principles.  Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the Parties in the Delaware Court of Chancery located in New Castle County, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world.

8.5                                 Further Assurances.  The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.6                                 Waiver.  The rights and remedies of the Parties are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

8.7                                 Entire Agreement and Modification.  This Agreement supersedes all prior agreements between the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended except by a written agreement executed by the Party to be charged with the amendment.

8.8                                 Disclosure Schedule.

(a)                                  The disclosures in the Disclosure Schedule, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement.

(b)                                 In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

8.9                                 Assignments, Successors, and No Third-Party Rights.  Neither Party may assign any of its rights under this Agreement without the prior consent of the other Parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This

Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

8.10                           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

8.11                           Section Headings, Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Article” or “Articles” and “Section” or “Sections” refer to the corresponding Article or Articles and Section or Sections of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

8.12                           Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

8.13                           Specific Performance.  All of the Parties acknowledge and agree that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, all of the Parties agree that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy.

8.14                           Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  Facsimile signatures shall be deemed original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:	ELECTRO SWITCH CORP., a Delaware corporation

	By:	/s/ Robert M. Pineau
	Name:	Robert M. Pineau
Its:

STOCK BUYER:	ESC WORLDWIDE, INC., a Massachusetts corporation

	By:	/s/ Robert M. Pineau
	Name:	Robert M. Pineau
Its:

SELLER:	EMRISE ELECTRONICS CORPORATION, a New Jersey corporation

	By:	/s/ Carmine T. Oliva
	Name:	Carmine T. Oliva
Its:

PARENT:	EMRISE CORPORATION, a Delaware corporation

	By:	/s/ Carmine T. Oliva
	Name:	Carmine T. Oliva
Its:

[Signature page to Asset and Stock Purchase Agreement]